Exhibit 10.10

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

CONFIDENTIAL

LICENSE AGREEMENT

BY AND BETWEEN

Tetraphase Pharmaceuticals, INC.

AND

EVEREST MEDICINES LIMITED

CONFIDENTIAL

i

CONFIDENTIAL

CONFIDENTIAL

CONFIDENTIAL

LIST OF EXHIBITS

Exhibit A – List of Tetraphase Patent Rights Existing as of the Effective Date

Exhibit B – Development Plan Framework

Exhibit C – Development Plan

Exhibit D – Personnel Rates

Exhibit E – List of In-License Agreements Existing as of the Effective Date

LIST OF SCHEDULES

Schedule 1.45 – Eravacycline

Schedule 1.77 – TP-6076

Schedule 2.04 – Specified Tetraphase Know-How

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of February 20, 2018 (“Effective Date”) between Tetraphase Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware with a principal place of business at 480 Arsenal Street, Suite 110, Watertown, MA 02472 (“Tetraphase”), and Everest Medicines Limited, an exempted company organized and existing under the laws of Cayman Islands, with a principal place of business at Suite 4508, 45F, Tower 2, Plaza 66, 1266 Nanjing Xi Lu, Shanghai 200040, China (“Licensee”).

Tetraphase and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Tetraphase is the owner of, or otherwise controls, the Tetraphase Technology in the Territory (each as defined below);

WHEREAS, Licensee has expertise in the development of biopharmaceutical products and has regulatory and commercial capabilities in the Territory, and is interested in obtaining an exclusive license to Develop and Commercialize the Licensed Products in the Territory, and a right to negotiate for the right to Manufacture the Licensed Products in the Territory (each as defined below); and

WHEREAS, the Parties desire to collaborate to Develop, Manufacture and Commercialize the Licensed Products in the Territory;

NOW THEREFORE, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 “Accounting Standards” means, with respect to (a) Licensee or any of its Affiliates or sublicensees, U.S. GAAP, consistently applied, or (b) Tetraphase or any of its Affiliates or licensees, generally accepted accounting principles applicable to such entity, consistently applied.

Section 1.02“Affiliate” means, with respect to an entity, any corporation or other business entity controlled by, controlling, or under common control with such entity, with “control” meaning (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, the applicable entity (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) or (b) possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise.

Section 1.03“API” means active pharmaceutical ingredient.

Section 1.04“API Bulk Drug Substance” means the Licensed Compound in bulk form manufactured for use as an API.

Section 1.05“Business Day” means a day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in Boston, Massachusetts, or in Beijing, China are authorized or required by Law to remain closed.

Section 1.06“CFDA” means the China Food and Drug Administration, including its divisions and the Center for Drug Evaluation, and local counterparts thereto, and any successor agency or authority thereto having substantially the same function.

Section 1.07“cIAI” means complicated intra-abdominal infection.

Section 1.08“Commercialization” or “Commercialize” means, with respect to a pharmaceutical product, any and all activities directed to the marketing, promotion, importation, distribution, pricing, Reimbursement Approval, offering for sale, or sale of such pharmaceutical product, and interacting with Regulatory Authorities regarding the foregoing.  Commercialization shall exclude Research and Manufacturing.

Section 1.09“Commercialization Plan” means the annual plan for Commercialization of Licensed Products in the Field in the Territory and the activities to be conducted by Licensee relating thereto, including detailed plans for sales and marketing after launch, sales and marketing budgets and sales forecasts and target numbers regarding reach and frequency of sales performance, which plan Licensee shall ensure is at all times consistent with the terms and conditions of this Agreement and all In-License Agreements.

Section 1.10“Commercially Reasonable Efforts” means, with respect to the Development, Manufacture or Commercialization of any Licensed Product, those efforts and resources, including reasonably necessary personnel, equivalent to the efforts that a similarly situated biopharmaceutical company would typically devote to a product owned by it of similar market potential, profit potential and strategic value and at a comparable stage in development or product life to such Licensed Product, as applicable, based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in developing such Licensed Product, as applicable, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of such Licensed Product, as applicable, the regulatory structure involved and the potential profitability of such Licensed Product, as applicable, but not taking into account any payment obligations under this Agreement.

Section 1.11“Competing Product” means any product that is in the tetracycline class and intended to treat any indication that is, at the relevant time, in the Field, but excluding (a) the Licensed Compound, (b) the Licensed Product, and (c) TP-6076.

Section 1.12“Confidential Information” means, subject to Section 12.02(a)-(d), Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property or other information that may be disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.  Notwithstanding the foregoing, subject to Section 12.02(a)-(d), all information that (a) was disclosed prior to the Effective Date by or on behalf of either Party or any of its Affiliates under, and subject to, the Confidentiality Agreement by and between Tetraphase and Licensee, dated August 18, 2017 (“Confidentiality Agreement”), (b) is “Proprietary Information” as defined in the Confidentiality Agreement, and (c) is not subject to Section 5(a), 5(b), 5(c) or 5(d) of the Confidentiality Agreement as of the Effective Date (as defined in this Agreement), shall be deemed “Confidential Information” hereunder.

Section 1.13“Controlled” means, subject to Section 16.02 (Acquisitions), with respect to a Party or any of its Affiliates, and any Know-How, Patent Right, Regulatory Documents or other intellectual property right, that such Party or Affiliate, as the case may be, has the ability (other than pursuant to a license granted to such Party or Affiliate, as the case may be, under this Agreement) to grant to the other Party a license or sublicense to, or other right with respect to, such Know-How, Patent Right, Regulatory Documents or other intellectual property right without violating the terms of any pre-existing agreement or other pre-existing arrangement with any Third Party; provided, however, that, if a Party or any of its Affiliates obtains rights to any Know-How, Patent Rights, Regulatory Documents or other intellectual property rights through any license agreement that is not an In-License Agreement, such Party or Affiliate shall only be deemed to “Control” such Know-How, Patent Rights or other intellectual property rights, as applicable, for purposes of this Agreement, (a) to the extent such license agreement does not conflict with any provision of this Agreement and (b) to the extent such license agreement conflicts with this Agreement or includes additional obligations not set forth in this Agreement, the other Party agrees in writing to be bound by all applicable obligations set forth in such license agreement (including the obligation to pay royalties, milestones, sublicense income and the pro rata share of the other costs associated with such license agreement to the extent that such costs apply to any activity by or on behalf of such other Party (or any of its Affiliates or (sub)licensees) under this Agreement).

Section 1.14“Cost of Goods Sold” or “COGS” means, with respect to a particular Licensed Product, the Manufacturing cost for such Licensed Product, which (a) to the extent such Licensed Product is Manufactured by Tetraphase or its Affiliates, shall approximate a reasonable definition of cost of goods sold for such Licensed Product with no markup and shall be further specified in the Supply Agreement and (b) to the extent such Licensed Product is Manufactured by a Third Party, the actual, documented out-of-pocket costs paid to such Third Party for the Manufacture of such Licensed Product.

Section 1.15“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Patent Right, that, in the absence of ownership of, or a license granted under, a claim in such Patent Right, the manufacture, use, offer for sale, sale or importation of such product or composition or the practice of such technology, process or method would infringe such claim (or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent).

Section 1.16[Intentionally Left Blank].

Section 1.17“Development” means all (a) clinical development and regulatory activities regarding a pharmaceutical compound or product, as the case may be, including (i) clinical trials of such pharmaceutical compound or product; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or obtain Regulatory Approval of such pharmaceutical product; and (iii) Medical Affairs with respect to such pharmaceutical compound or product, and (b) with respect to the activities of Licensee, solely (i) to the extent agreed upon within the JSC or required by a relevant Regulatory Authority in the Territory to obtain or maintain a Regulatory Approval contemplated by this Agreement, and (ii) on a non-exclusive basis unless otherwise agreed by the Parties, non-clinical or pre-clinical activities conducted in support of the foregoing, the Development Plan, the Launch Plan or the Commercialization Plan.  Development shall include clinical trials initiated following receipt of Regulatory Approval, but shall exclude Research (except as set forth in clause (b)), Manufacturing and Commercialization.

Section 1.18“Development Plan” means the plan setting out activities to be undertaken in Developing the Licensed Products in the Field in the Territory, together with timelines for such activities, including the proposed clinical trials and regulatory plans, as well as outlining the key elements involved in obtaining Regulatory Approval of the Licensed Products in the Field in the Territory, as may be amended from time to time in accordance with Section 4.01 (Development in the Field in the Territory), which plan (a) Licensee shall ensure is at all times consistent with the terms and conditions of this Agreement and all In-License Agreements, (b) Licensee shall ensure is focused on efficiently obtaining Regulatory Approval for Licensed Products in each Jurisdiction in the Territory, while taking into consideration potential impacts on the Development or Commercialization of any Eravacycline Product outside of the Territory or Field and (c) shall include in reasonable detail (i) all Development activities reasonably anticipated to be undertaken by the Licensee Entities, (ii) the endpoints for all clinical trials contemplated by such plan, (iii) which clinical trial is intended to be a pivotal trial and (iv) all regulatory activities and interactions anticipated to be conducted by the Licensee Entities in support of Regulatory Approval of the Licensed Products in the Field in the Territory, including all planned Regulatory Filings to be submitted in connection with such approvals.

Section 1.19“Dollars” or “$” means the legal tender of the U.S.

Section 1.20“Drug Approval Application” means a New Drug Application as defined in the FD&C Act, or an equivalent application filed with any Regulatory Authority in any country other than the United States.

Section 1.21“Eravacycline Materials” means API Bulk Drug Substance, intermediates required to Manufacture Finished Drug Product, and Finished Drug Product.

Section 1.22“Eravacycline Product” means any pharmaceutical product that has the Licensed Compound as at least one API.

Section 1.23“Existing Regulatory Documents” means Regulatory Documents Controlled by Tetraphase or any of its Affiliates as of the Effective Date.

Section 1.24“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

Section 1.25“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.

Section 1.26“Field” means (a) the treatment of (i) cIAI and (ii) any indication other than cIAI for which any Tetraphase Entity files a Drug Approval Application for any Licensed Product in the United States or anywhere else outside the Territory and (b) any other human indication agreed by the Parties pursuant to Section 2.08 (Field or Licensed Product Expansion).

Section 1.27“Finished Drug Product” means the finished product formulation of a Licensed Product, containing API Bulk Drug Substance, filled into unit packages for final labeling and packaging, and as finally labeled and packaged in a form ready for administration.

Section 1.28“First Commercial Sale” means, for each Licensed Product in the Field in a Jurisdiction, the first sale for end use or consumption of such Licensed Product in the Field in such Jurisdiction by any Licensee Entity (or, following termination, solely for purposes of the “Royalty Term” definition set forth in Section 2.01(c), any Tetraphase Entity) after the granting of Regulatory Approval for such Licensed Product in the Field in such Jurisdiction by the relevant Regulatory Authorities.  Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

Section 1.29“Generic Product” means, with respect to a given Licensed Product in a Jurisdiction, any pharmaceutical preparation that (a) contains Licensed Compound as its sole active pharmaceutical ingredient, (b) is marketed for sale in such Jurisdiction by a Third Party (other than a Licensee Entity) that is not authorized directly or indirectly by any Licensee Entity, and (c) receives Regulatory Approval for sale in such Jurisdiction in reliance, based in whole or in part, on the prior Regulatory Approval (or on safety or efficacy data submitted in support of such prior Regulatory Approval) of such Licensed Product as determined by the applicable Regulatory Authority or is approved for sale in reliance, in whole or in part, on the existing drug standard already approved by the applicable Regulatory Authority (unless a Licensee Entity authorizes the applicable Third Party to access, use or reference, such Regulatory Approval, data or drug standard).

Section 1.30“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.31“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.32“Governmental Authority” means any federal, national, multinational, state, provincial, country, city or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any federal, national, multinational, state, provincial, country, city or local government.

Section 1.33“Harvard Agreement” means the License Agreement by and between Tetraphase and the President and Fellows of Harvard College (“Harvard”), dated as of August 3, 2006, as amended from time to time.

Section 1.34“In-License Agreement” means (a) the Harvard Agreement or (b) any other agreement between Tetraphase or any of its Affiliates, on the one hand, and one or more Third Parties, on the other hand, pursuant to which Tetraphase or any of its Affiliates acquires Control of any Know-How or Patent Rights that are Tetraphase Know-How or Tetraphase Patent Rights that the Parties mutually agree in writing is an In-License Agreement.

Section 1.35“IND” means an Investigational New Drug application for submission to the FDA or any equivalent counterpart application in any country other than the United States, including all supplements and amendments thereto.

Section 1.36“Invention” means any invention, process, method, composition of matter, article of manufacture, discovery or finding that is conceived or reduced to practice (whether or not patentable).

Section 1.37“Joint Invention” means any Invention that is jointly conceived or reduced to practice during the Term by any employee, agent or contractor of Tetraphase or any of its Affiliates, on the one hand, and any employee, agent or contractor of Licensee or any of its Affiliates, on the other hand.

Section 1.38“Joint Know-How” means any Know-How that is identified, conceived, reduced to practice, discovered, authored or developed jointly by any employee, agent or contractor of Tetraphase or any of its Affiliates, on the one hand, and any employee, agent or contractor of Licensee or any of its Affiliates, on the other hand

Section 1.39“Joint Patent Rights” means all Patent Rights claiming Joint Inventions or Covering Joint Know-How.

Section 1.40“Joint Technology” means Joint Know-How and Joint Patent Rights.

Section 1.41“Jurisdiction” means each of the following:  mainland China, Taiwan, Hong Kong, Macau, South Korea or Singapore.

Section 1.42“Know-How” means Inventions, discoveries, trade secrets, information, experience, data, formulas, procedures, technology and results (whether or not patentable), including discoveries, formulae, practices, methods, knowledge, know-how, processes, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), dosage regimens, control assays, product specifications, analytical and quality control data, and marketing, pricing, distribution cost and sales data or descriptions; but excluding Patent Rights.

Section 1.43“Launch Plan” means the strategic plan for the Licensed Products in the Field in the Territory that details the activities to be conducted prior to launch, plans for launch, and activities to be conducted after launch.

Section 1.44“Law” means any law, statute, rule, regulation, order, judgment, standard or ordinance of any Governmental Authority.

Section 1.45“Licensed Compound” means the compound identified on Schedule 1.45, and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing.

Section 1.46“Licensed Product” means any pharmaceutical product that (a) has the Licensed Compound as its sole API and (b) is in a form (i) for which any Tetraphase Entity (A) is Developing in the United States as of the Effective Date or (B) files a Drug Approval Application in the United States or anywhere else outside the Territory after the Effective Date, or (ii) agreed by the Parties pursuant to Section 2.08 (Field or Licensed Product Expansion).

Section 1.47“Licensee Entity” means, as applicable, (a) Licensee, (b) any of Licensee’s Affiliates or (c) any direct or indirect sublicensee or subcontractor of Licensee or any of Licensee’s Affiliates with respect to any Licensed Product.

Section 1.48“Licensee In-License Agreement” means any agreement pursuant to which any Licensee Entity has in-licensed or otherwise acquired the right to practice, or in-licenses or otherwise acquires the right to practice, any Know-How related to, or Patent Rights that Cover, any of the Licensed Products in the Field in the Territory or that would result in royalties or other amounts that would be payable to a Third Party based on the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory.

Section 1.49“Licensee Know-How” means all Know-How that is both (a) Controlled as of the Effective Date or during the Term by Licensee or any of its Affiliates and (b) necessary or reasonably useful for the Research, Development, Manufacture or Commercialization of the Licensed Compound or any Eravacycline Product; but excluding all Joint Inventions and Joint Know-How.  For the avoidance of doubt, Licensee Know-How shall include (x) any Know-How developed during clinical trials conducted by any Licensee Entity in the Field in the Territory, (y) all Licensee Product Data and (z) all Licensee Regulatory Documents.

Section 1.50“Licensee Patent Rights” means all Patent Rights that both (a) are Controlled as of the Effective Date or during the Term by Licensee or any of its Affiliates, and (b) Cover the Licensed Compound or any Eravacycline Product or their respective Research, Development, Manufacture or Commercialization (or are necessary or reasonably useful for such Research, Development, Manufacture or Commercialization); but excluding all Joint Patent Rights.

Section 1.51“Licensee Regulatory Documents” means Regulatory Documents Controlled by Licensee or any of its Affiliates at any time during the Term that (a) relate to the Licensed Compound or a Licensed Product in the Territory and (b) are necessary or reasonably useful for a Tetraphase Entity to prepare a Regulatory Filing with respect to any Eravacycline Product outside of the Territory.  For the avoidance of doubt, upon any expiration or termination of this Agreement (in its entirety or in one or more Jurisdictions), any Regulatory Documents that, at the time of such expiration or termination, constitute Licensee Regulatory Documents in the applicable Jurisdiction(s) shall remain Licensee Regulatory Documents after such expiration or termination.

Section 1.52“Licensee Technology” means Licensee Know-How and Licensee Patent Rights.

Section 1.53“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

Section 1.54“Medical Affairs” means communications with key opinion leaders, medical education, symposia and other medical programs and communications.

Section 1.55“Net Sales” means the gross invoice price of a particular Licensed Product sold or otherwise transferred to a Third Party by any Licensee Entity for consideration, reduced by the following amounts to the extent such items are customary under industry practices and to the extent such amounts are, with respect to any deduction described in clause (a), (b), (d), (f) or (g), included in the gross invoiced sales price or documented in the invoices or otherwise properly documented by the relevant Licensee Entity, or, with respect to any deduction described in clause (c) or (e), documented in the invoices issued to the relevant Third Party or paid to the relevant Third Party following the initial date of invoicing and properly documented by the relevant Licensee Entity with such Third Party, in each case in accordance with Accounting Standards:

(a)normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed and taken directly with respect to such unit of Licensed Product;

(b)tariffs, duties, excises, value added tax and other sales taxes imposed by any Governmental Authority upon and paid by the applicable Licensee Entity with respect to the sale, transportation, delivery, use, exportation, or importation of such Licensed Product (which does not include income, withholding or similar taxes);

(c)amounts repaid or credited by reason of rejection, return or recall of goods, or rebates;

(d)freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced;

(e)the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product;

(f)any invoiced amounts that are not collected by such Party, its Affiliates or its or their sublicensees, including bad debts and uncollectable invoiced amounts actually written off in accordance with applicable Accounting Standards, provided that (i) any such amounts subsequently collected will be included in Net Sales and (ii) the amounts deducted under this subsection (f) shall not exceed [**] percent ([**]%) of gross sales of the relevant Licensed Product in the relevant calendar quarter; and

(g)any other similar and customary deductions that are consistent with applicable Accounting Standards; provided that the following provisions will also apply to the calculation of Net Sales hereunder:

(A)Any of the deductions listed above that involves a payment by the particular Licensee Entity will be taken as a deduction in the calendar quarter in which the payment is accrued by such entity.  For purposes of determining Net Sales, a Licensed Product will be deemed to be sold when invoiced and a “sale” will not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or compassionate use, and shall not include transfers or dispositions of a commercially reasonable quantity of samples of such Licensed Product, in each case, without charge.  A Licensee Entity’s transfer of any Licensed Product to an Affiliate of Licensee or to a sublicensee will not result in any Net Sales unless (i) the transferee is an end user or (ii) subject to the immediately preceding sentence, the next transfer to a Third Party that is not a sublicensee is included in Net Sales.

(B)In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or any discounts, in each case that are credited, discounted or reimbursed on a portfolio of product offerings, all such rebates, discounts and other forms of reimbursements will be allocated among all the products in such portfolio on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the applicable Licensee Entity’s existing allocation method, in each case consistently applied across all such Licensee Entity’s products; provided that any such allocation will be done in accordance with applicable Law, including any price reporting Laws.

(C)Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their sublicensees; provided that such policies and procedures (1) are in accordance with applicable Accounting Standards and (2) do not favor other products being Developed, Manufactured or Commercialized by or on behalf of Licensee or its Affiliates or its or their sublicensees that are not Licensed Products.

Section 1.56 “Patent Rights” means (a) all patents and patent applications (including provisional applications) in any country or jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like.

Section 1.57“Phase 1 Clinical Trial” means a clinical trial in humans which provides for the first introduction into humans of a pharmaceutical product, to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as described in Federal Regulation 21 C.F.R. §312.21(a) and its foreign equivalents.

Section 1.58“Phase 2 Clinical Trial” means a clinical trial in humans of the safety, dose ranging and efficacy of a pharmaceutical product, as described in Federal Regulation 21 C.F.R. §312.21(b) and its foreign equivalents.

Section 1.59“Phase 3 Clinical Trial” means a controlled clinical trial, or a portion of a controlled clinical trial, in humans of the efficacy and safety of a pharmaceutical product, which study (in its entirety or portion, as applicable) is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a manner sufficient to file a Drug Approval Application, as described in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents.  For the sake of clarity, with respect to what is commonly called a phase 2/3 trial, the Phase 3 Clinical Trial definition is met upon the first patient, first visit in the portion of such study that is prospectively designed to demonstrate statistically whether such pharmaceutical product is effective and safe for use in a manner sufficient to file an Drug Approval Application, as described in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents.

Section 1.60“Product Trademark” means any Trademark for use in connection with the Commercialization of any Licensed Product. “Product Trademark” specifically excludes the corporate names and logos of the Parties and their Affiliates.  “Product Trademark” includes each Tetraphase Trademark and each Licensee Trademark, as applicable.

Section 1.61“Regulatory Approval” means, with respect to a particular regulatory jurisdiction, any approval, product or establishment license, registration or authorization of any Governmental Authority necessary for the commercial sale of a pharmaceutical product in such regulatory jurisdiction.

Section 1.62“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the United States, the FDA and any other applicable Governmental Authority in the United States having jurisdiction over pharmaceutical products, (b) in Europe, the European Medicines Agency (“EMA”), (c) in mainland China, the CFDA and (d) any other applicable Governmental Authority in the Territory having jurisdiction over pharmaceutical products.

Section 1.63“Regulatory Documents” means all (a) applications (including all INDs, clinical trial applications and drug approval applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data results, analyses, publications, and reports contained or referred to in any of the foregoing; in each case ((a), (b) and (c)) relating to the Licensed Compound or a Licensed Product. For the avoidance of doubt, Regulatory Documents include Regulatory Approvals and Regulatory Filings.

Section 1.64“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of Developing, Manufacturing or Commercializing a product, including obtaining Regulatory Approval from that Regulatory Authority.  Regulatory Filings include all INDs, Drug Approval Applications and other Regulatory Approval applications.

Section 1.65“Reimbursement Approval” means an approval, agreement, determination, or other decision by any applicable Regulatory Authority or other Governmental Authority that establishes prices at which a pharmaceutical product may be priced, or will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities, in a particular country or jurisdiction.

Section 1.66“Research” means all activities relating to discovery, evaluation or preclinical research (including identification of potential candidates, synthesis and testing by in vitro or in vivo assays).

Section 1.67“Safety Data Exchange Agreement” means that agreement between the Parties regarding receipt, investigation and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of the Licensed Products as set forth in Section 10.03 (Adverse Drug Events).

Section 1.68“Tax” means any present or future taxes, levies, imposts, duties, tariffs, charges, assessments or fees of any nature imposed by a Governmental Authority in the exercise of its taxing power (including interest, penalties and additions thereto), including value-added tax (“VAT”) and withholding tax.

Section 1.69“Territory” means any Jurisdiction; but excluding any Jurisdiction that is, at the relevant time, in the Terminated Territory.

Section 1.70“Tetraphase Entity” means, as applicable, (a) Tetraphase, (b) any of Tetraphase’s Affiliates or (c) any direct or indirect licensee, sublicensee or contractor of Tetraphase or any of Tetraphase’s Affiliates with respect to the Licensed Compound or any Licensed Product (other than any Licensee Entity).

Section 1.71“Tetraphase Know-How” means all Know-How that is both (a) Controlled as of the Effective Date or during the Term by Tetraphase or any of its Affiliates and (b) necessary or reasonably useful for the Development or Commercialization of any Licensed Product in the Field in the Territory; but excluding all Joint Inventions and Joint Know-How.  For the avoidance of doubt, Tetraphase Know-How shall include (x) any Know-How developed during clinical trials relating to Licensed Product conducted by any Tetraphase Entity, to the extent such Know-How is Controlled by Tetraphase or any of its Affiliates, (y) all Tetraphase Product Data and (z) all Tetraphase Regulatory Documents.

Section 1.72“Tetraphase Patent Rights” means all Patent Rights that both (a) are Controlled as of the Effective Date or during the Term by Tetraphase or any of its Affiliates in the Territory, and (b) Cover any Licensed Product, or its Development or Commercialization (or are necessary or reasonably useful for its Development or Commercialization), in the Field in the Territory; but excluding all Joint Patent Rights.  Tetraphase Patent Rights as of the Effective Date include those listed in Exhibit A.

Section 1.73“Tetraphase Regulatory Documents” means Regulatory Documents Controlled by Tetraphase or any of its Affiliates as of the Effective Date or at any time during the Term that (a) relate to the Licensed Compound or a Licensed Product and (b) are necessary or reasonably useful for a Licensee Entity to prepare a Regulatory Filing with respect to the Licensed Product in the Field in the Territory; but excluding any Regulatory Filings submitted to a Regulatory Authority for the purpose of Manufacturing any product.

Section 1.74“Tetraphase Technology” means Tetraphase Know-How and Tetraphase Patent Rights.

Section 1.75“Third Party” means any person or entity other than the Parties and their Affiliates.

Section 1.76“Total Indirect Costs” means Third Party costs and expenses incurred to conduct multi-region clinical trials that are not directly allocable to a Party’s territory, such as fees for data management that are not specific to a territory or clinical site.

Section 1.77“TP-6076” means, as applicable, (a) (i) the compound identified on Schedule 1.77, or (ii) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing, or (b) any pharmaceutical product containing TP-6076, alone or with other APIs.

Section 1.78“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

Section 1.79“U.S.” or “United States” means the United States of America.

Section 1.80“Valid Claim” means (a) any claim of any Patent Right that has issued, is unexpired and has not been rejected, revoked or held unenforceable or invalid by a final, non-appealable (or unappealed within the time allowable for appeal) decision of a court or other Governmental Authority of competent jurisdiction or (b) any claim of any patent application that has (i) been pending for five (5) years or less from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in the applicable country and (ii) not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken; provided that if after the earliest possible date for requesting examination in such country the patentee fails to request examination by such patent office within sixty (60) days after the licensed Party requests the patentee to do so, such five (5) year period shall run from the date of the licensed Party’s request that the patentee request examination.

Additional Defined Terms	Section
Arbitration Request	Section 15.01(a)
Agreement	Preamble
Alliance Manager	Section 3.12
Acquired Party	Section 16.02
Acquirer	Section 16.02
Acquiring Party	Section 2.06(b)
Acquisition	Section 16.02
Bankrupt Party	Section 14.05(a)
Breaching Party	Section 14.03
Breach Notice	Section 14.03
CMC	Section 2.04(b)
Committee	Section 3.01(a)
Confidentiality Agreement	Section 1.12
Effective Date	Preamble
EMA	Section 1.62
Event of Bankruptcy	Section 14.05(a)
Exclusive Negotiation Period	Section 2.09
Executive Officer	Section 3.08
Existing Patents	Section 11.03(a)
FCPA	Section 11.06(b)(i)
Government Official	Section 11.06(a)(A)
Harvard	Section 1.33
Harvard Indemnitees	Section 13.05
Harvard Patent Rights	Section 9.04(a)(i)
ICC	Section 15.01(c)
ICH In-License Agreement	Section 10.02 Section 11.03(c)
Indemnified Party	Section 13.03
Indemnifying Party	Section 13.03
Infringement Activity	Section 9.05(a)
JCC	Section 3.01(a)

Additional Defined Terms	Section
JDC	Section 3.01(a)
JSC	Section 3.01(a)
Licensee	Preamble
Licensee Indemnitees	Section 13.01
Licensee Product Data	Section 2.04(b)
Licensee Trademarks	Section 6.06(b)
Losses	Section 13.01
Non-Breaching Party	Section 14.03
Other Covered Party	Section 11.06(a)(B)
Other Party	Section 14.05(a)
Party or Parties	Preamble
PRC	Section 9.09
Recipient	Section 12.02
Representatives	Section 12.01
Royalty Term	Section 8.04(b)
Rules	Section 15.01
Severed Clause	Section 16.05
Subcommittee	Section 3.01(b)
Supply Agreements	Section 7.02
Term	Section 14.01
Terminated Territory	Section 14.07(b)
Tetraphase	Preamble
Tetraphase Indemnitees	Section 13.02
Tetraphase Product Data	Section 2.04(b)
Tetraphase Trademarks	Section 6.06(a)
TP-6076 Data Package	Section 2.09
TP-6076 Negotiation Notice	Section 2.09
VAT	Section 1.68

Section 1.81Interpretation.  (a) Whenever any provision of this Agreement uses the word “including,” “include,” “includes,” or “e.g.,” such word shall be deemed to mean “including without limitation” and “including but not limited to”; (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and the exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that, in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules or exhibits, the terms of this Agreement shall control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern; (g) this Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles and Schedules of and to this Agreement; (i) any reference to any Law shall mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) references to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by this Agreement; (l) references to Tetraphase’s knowledge shall be taken to refer to the knowledge of Tetraphase’s senior management team as of the Effective Date having made no particular inquiry; (m) except where the context otherwise requires, the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (n) the captions and table of contents used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations; (o) the word “year” means any consecutive twelve (12) month period, unless otherwise specified; (p) reference to an “indication” means, with respect to a product, any use to which such product is intended to be put for the treatment, prevention, mitigation, cure or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, in each case for any size patient population, which, if approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., including any such use that is the subject to a clinical trial; (q) references to the “Field” mean any or all of the applicable indications described in the definition of “Field”, in any size patient population; and (r) references to cAIA mean the treatment of cAIA in any size patient population.

ARTICLE II.

LICENSES; EXCLUSIVITY

Section 2.01Grants of Licenses.

(a)Subject to the terms and conditions of this Agreement (including Section 4.05(z)), Tetraphase hereby grants to Licensee an exclusive (including with regard to Tetraphase and its Affiliates), royalty-bearing, non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferrable (except in accordance with Section 16.01 (Assignment)) license under the Tetraphase Technology and Tetraphase’s interest in the Joint Technology to Develop and Commercialize Licensed Products in the Field in the Territory.

(b)Subject to the terms and conditions of this Agreement, to the extent permitted by applicable Law, Tetraphase hereby grants to Licensee an exclusive (including with regard to Tetraphase and its Affiliates), non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferrable (except in accordance with Section 16.01 (Assignment)) right of reference under the Tetraphase Regulatory Documents to Develop and Commercialize Licensed Products in the Field in the Territory.

(c)Subject to the terms and conditions of this Agreement, Licensee hereby grants to Tetraphase, (i) an exclusive (including with regard to Licensee and its Affiliates), royalty-free (subject to clause (ii)), fully-paid (subject to clause (ii)), freely transferrable, freely sublicensable, perpetual, irrevocable license under Licensee Technology and Licensee’s interest in Joint Technology to Research, Develop, Manufacture and Commercialize the Licensed Compound, Eravacycline Materials and Eravacycline Products outside the Territory, and (ii) from and after any early termination of this Agreement (in one or more Jurisdictions or in its entirety), an exclusive (including with regard to Licensee and its Affiliates), freely transferrable, freely sublicensable, perpetual, irrevocable license under Licensee Technology and Licensee’s interest in Joint Technology to Research, Develop, Manufacture and Commercialize the Licensed Compound, Eravacycline Materials and Eravacycline Products (other than any Licensed Product and Jurisdiction with respect to which Licensee retains a perpetual license pursuant to Section 8.04(b)) in the Terminated Territory; provided that (A) if this Agreement is terminated by Licensee pursuant to Section 14.03 (Termination for Breach), Tetraphase shall pay Licensee a royalty of [**] percent ([**]%) of Net Sales of Licensed Products in the Terminated Territory, mutatis mutandis, with the provisions of Section 8.04(b) (second sentence only), Section 8.04(c), Section 8.04(d), Section 8.05 (Royalty Payments and Reports), Section 8.07 (Accounting), Section 8.08 (Currency Conversion), Section 8.09 (Methods of Payment), Section 8.10 (Taxes) and Section 8.11 (Late Payments) applying with respect thereto, mutatis mutandis; provided that (solely for the purposes of such royalty payment, mutatis mutandis, with such provisions) “Royalty Term” shall mean that period commencing on the effective date of termination and ending on the later of (i) expiration of the last-to-expire Valid Claim that is a composition of matter claim (for clarity, including a formulation claim) in the Licensee Patent Rights or Joint Patent Rights that Covers such Licensed Product in the Field in such Jurisdiction in the Terminated Territory, (ii) expiration of marketing or regulatory exclusivity with respect to such Licensed Product in such Jurisdiction in the Terminated Territory, (iii) ten (10) years from the date of First Commercial Sale of the applicable Licensed

Product in the Field in the applicable Jurisdiction in the Terminated Territory or (iv) five (5) years from the effective date of termination and (B) Tetraphase may, upon written notice to Licensee, terminate its license under this Section 2.01(c)(ii) and, thereby, terminate such royalty obligation.

(d)Subject to the terms and conditions of this Agreement (including Section 2.01(a), Section 2.01(b), Section 2.01(c), Section 2.01(e), Section 2.01(f), Section 2.06 (Exclusivity) and Section 8.04 (Royalties)), and to the extent not already granted herein, each Party hereby grants, and shall cause its Affiliates to grant, to the other Party a worldwide, non-exclusive, royalty-free, fully-paid, freely sublicensable, freely transferrable right and license to exploit the Joint Technology in any manner without compensating or accounting to the other Party or its Affiliates.

(e)Subject to the terms and conditions of this Agreement, to the extent permitted by applicable Law, Licensee hereby grants to Tetraphase an exclusive (including with regard to Licensee and its Affiliates), non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferrable (except in accordance with Section 16.01 (Assignment)) right of reference under the Licensee Regulatory Documents to Develop and Commercialize Licensed Products outside the Territory.

(f)During the Term, Tetraphase shall not, and shall not grant to any of its Affiliates or any Third Party a license under the Tetraphase Technology and Tetraphase’s interest in the Joint Technology to, Develop or Commercialize any Eravacycline Product for any human use in the Territory.

Section 2.02Rights to Sublicense or Subcontract. Except as set forth in Section 2.01(d), Licensee may not sublicense any of the rights granted to Licensee by Tetraphase hereunder, or subcontract any of Licensee’s obligations hereunder, except with (a) Tetraphase’s prior written consent, which consent may not be unreasonably withheld, delayed or conditioned (provided that Tetraphase’s prior written consent shall not be required with respect to any such sublicense to an Affiliate of Licensee), and (b) to the extent required under the Harvard Agreement, Harvard’s prior written consent.  Whether or not Licensee is required to obtain Tetraphase’s consent to sublicense any rights hereunder, Licensee shall remain responsible for the acts or omissions of any of its Affiliates or sublicensees with respect to this Agreement.

Section 2.03No Other Rights and Retained Rights.  Nothing in this Agreement shall be interpreted to grant either Party any rights under any Patent Rights or Know-How owned by or licensed to the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise.  Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party.

Section 2.04Knowledge Transfer.

(a)Within a reasonable time following the Effective Date (but, with respect to the Know-How identified in Schedule 2.04, no later than [**] days following the Effective Date, and, with respect to all other applicable Know-How, [**] days following the Effective Date), (i) Tetraphase shall provide to Licensee information describing the Development program for the Licensed Compound and Licensed Products, including all non-clinical and clinical data and other Know-How that are identified in Schedule 2.04 or, in Tetraphase’s reasonable determination, are necessary or reasonably useful for the Development or Commercialization of the Licensed Products in the Field in the Territory and (ii) Tetraphase shall use commercially reasonable efforts to make its qualified personnel reasonably available to Licensee, by telephone or other remote conferencing system or at Tetraphase’s place of business and upon reasonable prior notice, for the purpose of discussing such information under this Section 2.04 (Knowledge Transfer).  Licensee shall reimburse Tetraphase for any reasonable out-of-pocket costs incurred by Tetraphase in fulfilling its obligations pursuant to clause (ii) of the immediately preceding sentence, and shall pay Tetraphase, at the rates set forth in Exhibit D, for each hour that any of Tetraphase’s personnel spend answering questions or providing instruction pursuant to clause (ii) of the immediately preceding sentence, in each case within [**] days after the receipt of an invoice therefor; provided that the first [**] FTE hours of such support, in aggregate, shall be at no expense to Licensee.

(b)Subject to Section 4.05(z), throughout the Term, Tetraphase shall make available to Licensee copies of Tetraphase Know-How, including research data and reports, regulatory materials and correspondence (including INDs and Drug Approval Applications), clinical and preclinical data, and chemistry, manufacturing and controls (“CMC”) data, (collectively, the “Tetraphase Product Data”) to the extent such Tetraphase Product Data is necessary or reasonably useful for any Licensee Entity to Develop or Commercialize any Licensed Product in the Field in the Territory.  Throughout the Term, Licensee shall make available to Tetraphase copies of Licensee Know-How, including research data and reports, regulatory materials and correspondence (including INDs and Drug Approval Applications), clinical and preclinical data, and CMC data, (collectively, the “Licensee Product Data”) to the extent such Licensee Product Data is necessary or reasonably useful for any Tetraphase Entity to Develop or Commercialize the Licensed Compound or any Eravacycline Product outside of the Territory or to Research or Manufacture the Licensed Compound or any Eravacycline Product.

(c)(i) Subject to Section 4.05(z), Licensee shall be entitled at no cost to access, use, and reference the Tetraphase Regulatory Documents and Tetraphase Product Data for the Development and Commercialization of the Licensed Products in the Field in the Territory in accordance with this Agreement.  (ii) The Tetraphase Entities shall be entitled at no cost to access, use and reference the Licensee Regulatory Documents and Licensee Product Data for the Development or Commercialization of the Licensed Compound and Eravacycline Products outside of the Territory and for the Research or Manufacture of the Licensed Compound and Eravacycline Products.

Section 2.05In-License Agreements.  Licensee acknowledges and agrees that certain of the rights, licenses and sublicenses granted by Tetraphase to Licensee in this Agreement (including any sublicense rights) are subject to the terms of the In-License Agreements and the rights granted to the Third Party counterparties thereunder, the scope of the licenses granted to Tetraphase or any applicable Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein.  Licensee shall, and shall ensure that each Licensee Entity shall, perform and take such actions to allow Tetraphase and its Affiliates to comply with their obligations under each In-License Agreement, only to the extent applicable to Licensee’s rights or obligations under this Agreement, including Article 10 and Sections 4.2.3, 5.1 (first sentence only and solely with respect to the Development and Commercialization of Licensed Products in the Field in the Territory), 5.3, 6.3, 6.5, 7.1.1, 7.3, 9.1, and 12.2 of the Harvard Agreement as in effect on the Effective Date.  Without limiting the foregoing, each Licensee Entity shall prepare and deliver to Tetraphase, or assist Tetraphase in preparing, any additional reports required under any In-License Agreement, in each case reasonably sufficiently in advance to enable Tetraphase and its Affiliates to comply with their obligations thereunder.  Each Licensee Entity shall comply with each In-License Agreement.  To the extent there is a conflict between the terms of any In-License Agreement and any rights granted to Licensee hereunder, the terms of the applicable In-License Agreement(s) shall control.    Any breach by any Licensee Entity of any provision of any In-License Agreement applicable to any of them pursuant to this Section 2.05 (In-License Agreements) shall be deemed a material breach of this Agreement. To the extent permitted under the relevant In-License Agreement, Tetraphase shall provide Licensee with a copy of (a) any In-License Agreement executed after the Effective Date, promptly after Tetraphase identifies that such In-License Agreement is relevant to Licensee’s rights and obligations under this Agreement, and (b) any amendment to any In-License Agreement previously provided to Licensee, promptly after such amendment is executed.

Section 2.06Exclusivity.

(a)General Covenants.

(i)During the Term and for [**] years after termination of this Agreement by Licensee pursuant to Section 14.03 (Termination for Breach) or Section 14.05 (Termination for Bankruptcy and Rights in Bankruptcy), neither Tetraphase nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Licensee, engage in any Development or Commercialization of any Competing Product in the Territory.  For the avoidance of doubt, and without limiting the foregoing, during the Term, neither Tetraphase nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Licensee, engage in any Development or Commercialization of the Licensed Compound or of any Eravacycline Product in the Territory (including advertising or promotional activities directed primarily to customers or other buyers or users located in the Territory or accepting orders from or selling in the Territory).

(ii)During the Term and for [**] years after termination of this Agreement by Tetraphase pursuant to Section 14.02 (Termination for Patent Right Challenge), Section 14.03 (Termination for Breach) or Section 14.05 (Termination for Bankruptcy and Rights in Bankruptcy), or for [**] after any other termination of this Agreement, neither Licensee nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Tetraphase, engage in any Research, Development, Manufacture or Commercialization of any Competing Product in any country of the world, except with respect to the Development or Commercialization of any Licensed Product in the Field in the Territory in accordance with this Agreement.  For the avoidance of doubt, and without limiting the foregoing, during the Term and for [**] years after termination of this Agreement, neither Licensee nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Tetraphase, engage in any Development or Commercialization of the Licensed Compound or of any Licensed Product outside of the Field or outside of the Territory (including advertising or promotional activities directed primarily to customers or other buyers or users outside of the Field or located outside of the Territory or accepting orders from or selling outside of the Territory) or in any Research or Manufacture of the Licensed Compound or of any Eravacycline Product.

(b)If, during the term of the exclusivity covenant in Section 2.06(a), a Party or any of its Affiliates acquires or is acquired by a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) (such Party, the “Acquiring Party” for purposes of this Section 2.06) that is, at the time of such acquisition, Researching, Developing, Manufacturing or Commercializing a Competing Product in a manner that, if performed by the Acquiring Party or any of its Affiliates, would violate Section 2.06(a), then the Acquiring Party or its applicable Affiliate will, no later than [**] days following the date of consummation of the relevant acquisition, notify the other Party in writing that the Acquiring Party or such Affiliate will:

(i)divest, whether by license or otherwise, its interest in the Competing Product to a Third Party, to the extent necessary to be in compliance with Section 2.06(a), with no rights in such Competing Product retained by the Acquiring Party or any of its Affiliates; or

(ii)terminate the Research, Development, Manufacture and Commercialization of the Competing Product, to the extent necessary to be in compliance with Section 2.06(a).

(c)If the Acquiring Party or any of its Affiliates notifies the other Party in writing that it or its relevant Affiliate intends to divest such Competing Product or terminate the Research, Development, Manufacture and Commercialization of the Competing Product as provided in Section 2.06(b), then the acquiring Party or its relevant Affiliate will effect the consummation of such divestiture within [**] months or effect such termination within [**] months after the consummation of the relevant acquisition, subject to compliance with applicable Law, and will confirm to the other Party in writing when such divestiture or termination has been completed.  The acquiring Party will keep the other Party reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed.  Until such divestiture or termination occurs, the Acquiring Party shall keep its and its Affiliates’ activities with respect to such Competing Product separate from their activities with respect to the Licensed Products.

(d)Each Licensee Entity will use commercially reasonable efforts to monitor and prevent exports of Licensed Products from the Territory for Development or Commercialization outside of the Territory using methods commonly used in the industry for such purpose, and shall promptly inform Tetraphase of any such exports from the Territory, and the actions taken to prevent such exports.  Licensee shall take, and shall ensure that each Licensee Entity takes, reasonable actions requested in writing by Tetraphase that are consistent with Law to prevent such exports.  If Licensee or any of its Affiliates or, to Licensee’s or any of its Affiliates’ knowledge, any other Licensee Entity receives a request or order to (i) Research or Manufacture any Licensed Compound or Eravacycline Product or (ii) Develop or Commercialize any Licensed Compound or Eravacycline Product outside of the Territory, Licensee shall immediately notify Tetraphase thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Tetraphase.  Tetraphase and its Affiliates will use commercially reasonable efforts to monitor and prevent exports of Licensed Products, from countries outside the Territory in which any of Tetraphase or its Affiliates, at the relevant time, directly and actively Developing or Commercializing any Eravacycline Product, for Development or Commercialization in the Territory, using methods commonly used in the industry for such purpose, and shall promptly inform Licensee of any such exports from any such country outside the Territory, and the actions taken to prevent such exports.  If Tetraphase or, to Tetraphase’s knowledge, any Tetraphase Entity receives a request or order to Develop or Commercialize any Licensed Product in the Field in the Territory, Tetraphase shall immediately notify Licensee thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Licensee.

(e)Each Party agrees that the duration and scope of the covenants set forth in this Section 2.06 (Exclusivity) are reasonable.  In the event that the arbitrator or any court determines that the duration or scope of any such provision is unreasonable and that any such provision is to that extent unenforceable, the Parties agree that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable.  The Parties intend that the provisions of this Section 2.06 (Exclusivity) shall be deemed to be a series of separate covenants, one for each and every product, indication and jurisdiction where such provision is intended to be effective.

Section 2.07Diligence. Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Field in the Territory in accordance with this Agreement (including Section 4.01 (Development in the Field in the Territory) and Section 6.04 (Commercialization Efforts)).

Section 2.08Field or Licensed Product Expansion.  Upon the written request of either Party, the Parties shall promptly discuss in good faith whether to expand the Field to include one or more additional indications in humans or to expand the definition of Licensed Product to include one or more additional formulations; provided that any such expansion pursuant to this Section 2.08 (Field or Licensed Product Expansion) shall be by mutual written agreement; provided, further, that the Parties hereby agree that such expansion of the Field or the definition of Licensed Product shall require no additional payment by Licensee; provided, for clarity, that (a) consistent with the definition of Net Sales set forth herein, any Net Sales of any additional Licensed Product or made for use in any indication added to the Field shall be included in the Net Sales used to calculate the achievement of the commercial milestones set forth in Section 8.03 (Sales Milestone Payments) and royalty payments owed pursuant to

Section 8.04 (Royalties) and (b) solely for purposes of any milestone events set forth in Section 8.02 (Development Milestone Payment) that have not been achieved as of the date on which the definition of “Field” is expanded pursuant to this Section 2.08 (Field or Licensed Product Expansion), all uses of the word “Field” in Section 8.02 (Development Milestone Payment) shall include all of the additional indications included in the expanded definition of “Field.”

Section 2.09ROFN.  Within [**] days after Tetraphase receives the final clinical study report for its first multiple ascending dose Phase 1 Clinical Trial of TP-6076, Tetraphase shall provide to Licensee (a) a true and complete copy of such clinical study report, (b) all material pre-clinical data with respect to TP-6076 in Tetraphase’s possession and Control at such time, and (c) pursuant to, and under the terms of, a material transfer agreement to be mutually agreed by the Parties, the TP-6076 needed for Licensee to conduct China-strain minimum inhibitory concentration (MIC) testing of TP-6076 to support an IND filing in PRC for TP-6076, which testing shall be at Licensee’s sole cost and expense (“TP-6076 Data Package”).  Within [**] days after receipt of the complete TP-6076 Data Package, Licensee may provide written notice to Tetraphase of Licensee’s interest in negotiating a license to Develop and Commercialize TP-6076 in the Territory (the “TP-6076 Negotiation Notice”); provided that Tetraphase shall respond to Licensee’s inquiries with respect to TP-6076 (including with regard to the contents of the TP-6076 Data Package) during such [**] day exercise period, to the extent Tetraphase determines that such inquiries are reasonable.  If Licensee provides such notice, the Parties shall enter into good faith negotiations with respect to such license, on such terms as may be mutually agreeable, which terms shall include Licensee sharing in the costs for any Tetraphase Entity’s Phase 2 Clinical Trials of TP-6076 that supports registration in the Territory. If (a) Licensee does not provide the TP-6076 Negotiation Notice to Tetraphase within such [**] period or (b) Licensee provides the TP-6076 Negotiation Notice to Tetraphase during such [**] day period but the Parties are unable to reach mutual agreement and execute a definitive agreement with respect to the Development and Commercialization of TP-6076 in the Territory within [**] days from the date of the TP-6076 Negotiation Notice (or such extended period as may be approved in writing by the Parties) (“Exclusive Negotiation Period”), Licensee shall have no rights with respect to TP-6076.  During the Exclusive Negotiation Period, Tetraphase shall neither license or otherwise grant to any Third Party, nor engage in any negotiations or other discussions with any Third Party regarding any agreement to license or otherwise grant to any Third Party, any rights to Develop and Commercialize TP-6076 in the Territory.

ARTICLE III.

GOVERNANCE

Section 3.01General.

(a)The Parties shall establish (i) a Joint Steering Committee (“JSC”) to oversee and coordinate the overall conduct of the Development and Commercialization of the Licensed Products in the Field in the Territory and (ii) a Joint Development Committee (“JDC”) to oversee and coordinate the Development of the Licensed Products in the Field in the Territory.  The JSC may, at the reasonable request of either Party, establish a Joint Commercialization Committee (“JCC”) to oversee and coordinate the Commercialization of the Licensed Products in the Field in the Territory; provided that prior to any such establishment, any matters that would fall within the purview of the JCC pursuant to this ARTICLE III (Governance) shall instead fall within the purview of the JSC.  The JSC, the JDC and the JCC shall each be referred to as a “Committee”.  Each Committee shall have decision-making authority with respect to the matters within its purview to the extent expressly provided herein.

(b)From time to time, each Committee may establish one or more subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”).  Each Subcommittee shall consist of such number of members as the applicable Committee determines is appropriate from time to time.  Such members shall be individuals with expertise and responsibilities in the relevant areas.  Such Subcommittees shall operate under the same principles as are set forth in this ARTICLE III (Governance) for the Committee forming such Subcommittee.

(c)At Tetraphase’s written request, the Parties shall renegotiate this ARTICLE III (Governance) in good faith to include in the decision-making processes one or more Tetraphase Entities (other than Tetraphase) which are Developing or Commercializing the Licensed Compound or any Eravacycline Product outside of the Territory or Researching or Manufacturing the Licensed Compound or any Eravacycline Product; provided that such renegotiation shall not result in any alternative decision-making processes that would diminish Licensee’s rights in any manner that may adversely impact Licensee’s prospects with respect to the Development or Commercialization of any Licensed Product in any Jurisdiction in the Territory.

Section 3.02Joint Steering Committee.

(a)Within [**] days following the Effective Date, the Parties shall establish the JSC.  The JSC shall:

(i)manage the strategic direction of the Development and Commercialization of the Licensed Products in the Field in the Territory;

(ii)review and monitor the progress of the Development and Commercialization of the Licensed Products in the Field in the Territory and serve as a forum for exchanging information regarding the conduct of the Development and Commercialization of the Licensed Products in the Field in the Territory;

(iii)provide any information to Tetraphase that is necessary or reasonably useful for the Development or Commercialization of Eravacycline Products outside of the Territory;

(iv)oversee and coordinate all of the matters within the responsibilities of the Committees hereunder;

(v)serve as a forum for dispute resolution in accordance with Section 3.07 (Committee Decision Making) with respect to matters that are not resolved at the JDC and JCC; and

(vi)perform such other duties as are specifically assigned to the JSC under this Agreement.

Section 3.03Joint Development Committee.

(a)Within [**] days following the Effective Date, the Parties shall establish the JDC.  Upon the establishment of the JSC and the JDC, (i) each Party shall appoint the same [**] individuals to serve as such Party’s representatives on the JSC and the JDC, and (ii) the JSC and JDC shall hold joint meetings, in each case ((i) or (ii)) until such time as either Party, in its sole discretion, determines it no longer desires the JSC and JDC to be so aligned.  The JDC shall:

(i)review and approve the Development Plan and any proposed updates or amendments to the Development Plan, and propose revisions to the Development Plan in accordance with Section 4.01 (Development in the Field in the Territory);

(ii)provide a forum for the Parties to share information with respect to the Development of the Licensed Products in the Field in the Territory, including reviewing and commenting on updates on such Development;

(iii)oversee, review, coordinate and provide strategic guidance to the Parties on the Development of the Licensed Products in the Field in the Territory;

(iv)subject to and within the parameters of the Development Plan (A) oversee the implementation of the Development Plan (including evaluation of clinical trial protocols and review of the conduct of clinical trials conducted pursuant to the Development Plan); and (B) oversee and approve the overall strategy and positioning of all material Regulatory Filings for Licensed Products in the Field in the Territory; and

(v)perform such other duties as are specifically assigned to the JDC under this Agreement.

Section 3.04Joint Commercialization Committee.

(a)At least [**] months prior to the anticipated filing of the first Drug Approval Application for a Licensed Product in the Field in the Territory, the JSC shall establish the JCC.  The JCC shall:

(i)review and discuss the Launch Plan;

(ii)discuss implementation of the Launch Plan;

(iii)review and discuss the initial Commercialization Plan and, each year thereafter, review and approve the updated Commercialization Plan;

(iv)discuss implementation of the Commercialization Plan;

(v)review and discuss any branding and/or co-branding matters with respect to Licensed Products in the Field in the Territory; and

(vi)perform such other duties as are specifically assigned to the JCC under this Agreement.

Section 3.05Membership.  Each Committee shall be composed of [**] representatives from each of Tetraphase and Licensee, each of which representatives shall be of the seniority and experience appropriate for service on the applicable Committee in light of the functions, responsibilities and authority of such Committee and the status of activities within the scope of the authority and responsibility of such Committee.  Any representative from either Party can represent such Party on more than one Committee.  Each Party may replace any of its representatives on any Committee at any time with prior written notice to the other Party; provided that such replacement meets the standard described in the preceding sentence.  Each Party’s representatives and any replacement of a representative shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in ARTICLE XII (Confidentiality).  Each Committee shall appoint a chairperson from among its members, with the first chairperson of each of the JSC and JDC being a representative of [**] and the first chairperson of the JCC being a representative of [**].  Each chairperson (whether initially appointed or any successor therefor) shall serve a term of one (1) year, at which time, the applicable Committee shall select a successor chairperson who is a representative of the Party other than the Party represented by the outgoing chairperson (e.g., the second chairperson of each of the JSC and JDC shall be a representative of [**], and the second chairperson of the JCC shall be a representative of [**]; the third chairperson of each of the JSC and JDC shall be a representative of [**] and the third chairperson of the JCC shall be a representative of [**]).  Within [**] days following each Committee meeting, the chairperson of the applicable Committee shall circulate to all Committee members a draft of the minutes of such meeting.  The Committee shall then approve, by mutual agreement, such minutes within [**] days following circulation.  No chairperson of any Committee shall have any greater authority than any other representative of such Committee.

Section 3.06Meetings.

(a)Each Committee shall hold an initial meeting within [**] days after its formation or as otherwise agreed by the Parties.  Thereafter, each Committee shall meet at least [**] following such Committee’s formation, unless the respective Committee members otherwise agree.  All Committee meetings may be conducted either by teleconference or, solely if agreed by the Parties, in person.

(b)Unless otherwise agreed by the Parties, the location at which in-person meetings for each Committee shall be held at the offices of Tetraphase, unless Licensee has offices in the United States, in which case, such meetings shall alternate between the offices of Tetraphase and the United States offices of Licensee.  A reasonable number of other representatives of a Party, including, with respect to Tetraphase, any representative of any Tetraphase Entity that is Developing or Commercializing the Licensed Compound or any Eravacycline Product outside of the Territory or Researching or Manufacturing the Licensed Compound or any Licensed Product, may attend any Committee meeting as non-voting observers; provided that such additional representatives shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in ARTICLE XII (Confidentiality).  Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in Committee meetings.

Section 3.07Committee Decision Making.  All decisions of a Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and shall be set forth in minutes approved by both Parties.  Upon [**] Business Days prior written notice, either Party may convene a special meeting of a Committee for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of such Committee.  If the JDC or JCC is unable to reach agreement on any matter within [**] Business Days after the matter is referred to it or first considered by it, such matter shall be referred to the JSC for resolution.  If the JSC is unable to reach agreement on any matter within [**] Business Days after the matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.08 (Executive Officers; Disputes).

Section 3.08Executive Officers; Disputes.  Each Party shall ensure that an executive officer is designated for such Party at all times during the Term for dispute resolution purposes (each such individual, such Party’s “Executive Officer”), and shall promptly notify the other Party of its initial, or any change in its, Executive Officer.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the Executive Officers, who shall attempt in good faith to resolve such dispute.

Section 3.09Final Decision-Making Authority.  If the Parties are unable to resolve a given dispute within the purview of a Committee within [**] Business Days after referring such dispute to the Executive Officers pursuant to Section 3.08 (Executive Officers; Disputes), then, subject to Section 3.10 (Limitations on Decision-Making):

(a)the Executive Officer of Tetraphase shall have the deciding vote on any matter that has any material adverse impact on the Development, Regulatory Approval process or Commercialization for any Eravacycline Product outside the Territory, including as a result of a material adverse impact on (i) the Research, Development or Commercialization of the Licensed Compound or any Eravacycline Product in any way outside the Territory or the Research or Manufacture of the Licensed Compound or any Eravacycline Product, (ii) the scope, validity or enforceability of any Tetraphase Technology or (iii) in Tetraphase’s reasonable opinion, any In-License Agreement; and

(b)the Executive Officer of Licensee shall have the deciding vote on any matter solely related to the Development or Commercialization of Licensed Products in the Field in the Territory; provided that such matter does not fall under Tetraphase’s final decision-making authority pursuant to Section 3.09(a).

Any decision made by an Executive Officer in accordance with this Section 3.09 (Final Decision-Making Authority) shall be deemed to be a decision of the relevant Committee.

Section 3.10Limitations on Decision-Making.

(a)Neither Party shall have the deciding vote on, and no Committee shall have decision-making authority regarding, any of the following matters:

(i)the imposition of any requirements on the other Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement;

(ii)the imposition of any requirements that the other Party takes or declines to take any action that would result in a violation of any Law or any agreement with any Third Party or the infringement of intellectual property rights of any Third Party;

(iii)the resolution of any dispute involving the breach or alleged breach of this Agreement;

(iv)any decision that is expressly stated to require the mutual agreement (or similar language) of the Parties or the approval of the other Party;

(v)any matters that would excuse such Party from any of its obligations under this Agreement; or

(vi)modifying the terms of this Agreement or taking any action to expand or narrow the responsibilities of any Committee.

(b)The decision-making Party shall make its decision in good faith, subject to the terms and conditions of this Agreement, and in a commercially reasonable manner without favoring other products being Developed, Manufactured or Commercialized by or on behalf of such Party or its Affiliates that are not Licensed Products.

(c)In no event may the decision-making Party unilaterally determine that it has fulfilled any obligations hereunder or that the non-deciding Party has breached any obligations hereunder.

(d)In no event may Licensee unilaterally determine that the events required for the payment of milestone payments have not occurred.

(e)In no event may Tetraphase unilaterally determine that the events required for the payment of milestone payments have occurred.

Section 3.11Scope of Governance.  Notwithstanding the creation of each of the Committees, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing.  It is understood and agreed that issues to be formally decided by a particular Committee are only those specific issues that are expressly provided in this Agreement to be decided by such Committee, as applicable.  For clarity, no Committee shall have any rights, powers or discretion to decide any matter not relating to the Development or Commercialization of the Licensed Product in the Field and the Territory, and Tetraphase retains all such rights, powers and discretion.

Section 3.12Alliance Managers.  Each of the Parties shall appoint a single individual to manage Development, Manufacturing and Commercialization obligations between the Parties under this Agreement (each, an “Alliance Manager”).  The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement.  The Alliance Managers may attend any Committee meetings.  Each Alliance Manager shall be a non-voting participant in such Committee meetings, unless s/he is also appointed a member of such Committee; provided, however, that an Alliance Manager may bring any matter to the attention of a Committee if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party may change its designated Alliance Manager at any time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.  Each Party’s Alliance Manager and any substitute for an Alliance Manager shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in ARTICLE XII (Confidentiality).  Each Alliance Manager will also:  (a) plan and coordinate cooperative efforts and internal and external communications; and (b) facilitate the governance activities hereunder and the fulfillment of action items resulting from Committee meetings.

ARTICLE IV.

DEVELOPMENT

Section 4.01Development in the Field in the Territory.

(a)The Development of Licensed Products in the Field in the Territory shall be governed by the Development Plan, and no Licensee Entity may Develop any Licensed Product in the Field in the Territory other than in accordance with the Development Plan, or as otherwise approved by Tetraphase in advance in writing.  The initial framework for the Development Plan is attached to this Agreement as Exhibit B.  The Parties shall, through the JDC, adopt the initial Development Plan within [**] days after the Effective Date, and once the JDC adopts such initial Development Plan it will be attached (or deemed attached) to this Agreement as Exhibit C.  The JDC shall periodically review the Development Plan and determine whether to update the Development Plan.  A Party may also develop and submit to the JDC from time to time proposed substantive amendments to the Development Plan.  The JDC shall review such proposed amendments and may approve such proposed amendments or any other proposed amendments that the JDC may consider from time to time in its discretion and, upon any such approval by the JDC, the Development Plan shall be amended accordingly.

(b)If, at any time during the Term, Tetraphase notifies Licensee in writing that it plans to conduct, for any Licensed Product, a multi-region clinical trial that includes activities in the Territory, the Parties shall, subject to Section 4.05 (Development Costs)), amend the Development Plan to include such activities in the Territory, and Tetraphase shall grant to Licensee any rights required to enable Licensee to conduct such activities.

(c)Licensee shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the Development Plan, in each case in accordance with Section 4.03 (Standards of Conduct).

(d)Licensee shall use Commercially Reasonable Efforts to obtain, or cause to be obtained, Regulatory Approval and, if applicable, Reimbursement Approval, for a Licensed Product in the Field in each Jurisdiction in the Territory.

Section 4.02Development Reports.  Within [**] Business Days after the end of each calendar quarter, Licensee shall provide Tetraphase with a written report that summarizes the Development of the Licensed Products in the Field in the Territory performed by the Licensee Entities during the prior calendar quarter, which report shall include the status of each pending and proposed Regulatory Filing for Licensed Products in the Field in the Territory.  In addition, Licensee shall promptly provide written notice to Tetraphase of any significant Development events (e.g., any clinical trial initiation or completion, clinical holds, Regulatory Filings, Regulatory Approvals, Licensee Product Data).

Section 4.03Standards of Conduct.  The Licensee Entities shall perform all Development activities under the Development Plan in a good scientific manner, in accordance with GLP and GCP, as applicable, and in compliance in all material respects with applicable Laws.

Section 4.04Records.  The Licensee Entities shall maintain written or electronic records in sufficient detail, in a good scientific manner (in accordance with GLP and GCP, as applicable) and appropriate for regulatory and patent purposes, which are complete and accurate in all material respects and reflect all Development work performed under the Development Plan and results achieved.  Tetraphase shall have the right, upon reasonable advance notice, and at reasonable intervals, to inspect and copy all such records (for clarity, including all applicable clinical, regulatory and quality records).

Section 4.05Development Costs. Except as expressly provided in this Agreement or the Development Plan, each Party shall bear its own costs incurred in the performance of its obligations under this ARTICLE IV (Development).  Notwithstanding the foregoing sentence, if any Tetraphase Entity, in collaboration with one or more Licensee Entities, conducts any multi-region clinical trial for any Licensed Product that includes any trial site in the Territory, Licensee may determine, at its sole discretion, whether to participate in such multi-region clinical trial.  In the event that Licensee determines to participate in the aforementioned multi-region clinical trial, such trial shall enroll at least the minimum number of study subjects required to satisfy the applicable Regulatory Authority, and Licensee shall bear both (a) all costs incurred in the performance of such clinical trial in the Territory and (b) a pro rata portion of the Total Indirect Costs incurred in the performance of such multi-region clinical trial outside the Territory, which portion shall be the ratio of study sites in the Territory to total study sites worldwide, provided that such portion shall in no event exceed [**] percent ([**]%) of the Total Indirect Costs incurred in the performance of such multi-region clinical trial outside the Territory; provided, however, that (y) nothing in this Agreement shall prevent or delay any Tetraphase Entity from conducting any such multi-region clinical trial outside the Territory and (z) if Licensee determines not to participate in such multi-region clinical trial outside the Territory pursuant to Section 4.05(b), then notwithstanding Licensee’s rights pursuant to Section 2.01(a) and Section 2.01(b) or Licensee’s access rights pursuant to Section 2.04 (Knowledge Transfer) or Section 5.01(c), Licensee shall not have access to any Tetraphase Product Data or Tetraphase Regulatory Documents arising out of such multi-region clinical trial outside the Territory, unless and until Licensee pays to Tetraphase [**] percent ([**]%) of the amount provided pursuant to clauses (a) and (b) of this sentence with respect to such multi-region clinical trial.

ARTICLE V.

REGULATORY

Section 5.01Regulatory Filings.

(a)Under the oversight of the JDC and subject to Section 4.01(a), Licensee shall have the sole right to prepare, obtain, and maintain all Regulatory Filings and Regulatory Approvals, and to conduct communications with the Regulatory Authorities, for the Development or Commercialization of Licensed Products in the Field in the Territory. Licensee shall provide Tetraphase with an opportunity to review and comment on original language versions of all Regulatory Filings in the Territory for which Licensee is responsible under this Section 5.01(a). Licensee shall provide access to interim drafts of all Regulatory Filings (in their original language) to Tetraphase via the access methods (such as secure databases) established by the JDC, and Tetraphase shall provide its comments on the final drafts of all Regulatory Filings or of proposed material actions within [**] days ([**] days for Drug Approval Applications), or such other longer period of time mutually agreed to by the Parties.  In the event that a Regulatory Authority establishes a response deadline for any Regulatory Filing or material action shorter than such [**] day (or [**] day) period, the Parties shall work cooperatively to ensure the other Party has a reasonable opportunity for review and comment within such deadlines. Licensee shall, and shall cause relevant Licensee Entities to, consider any such comments from Tetraphase in good faith.

(b)All Regulatory Filings for Licensed Products in the Field in the Territory shall be filed in the name of Licensee or its designated Licensee Entity or designee, and all Licensee Regulatory Documents (including all Regulatory Approvals) shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Licensee Entity or designee. All Regulatory Filings and Regulatory Approvals in the Field in the Territory shall be at Licensee’s sole expense.

(c)Subject to Section 4.05(z), (i) Tetraphase shall, at Licensee’s reasonable request and expense, provide Licensee with all reasonable assistance and support in obtaining Regulatory Approvals for the Licensed Products, and in the activities in support thereof, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approvals, or attending meetings with Licensee and Regulatory Authorities relating to the Licensed Compound or a Licensed Product upon Licensee’s request, in each case in accordance with the terms and conditions of this Agreement and the applicable Development Plan, and (ii) in support of Licensee’s preparation and filing of any IND or Drug Approval Application with respect to any Licensed Product in the Field in the Territory, Tetraphase shall, at Licensee’s reasonable written request and expense, provide Licensee a complete electronic copy of reasonably requested Tetraphase Regulatory Documents.  In support of each Tetraphase Entity’s preparation and filing of any IND or Drug Approval Application with respect to any Eravacycline Product outside of the Territory, at Tetraphase’s reasonable written request, Licensee shall provide Tetraphase access to a complete electronic copy of all Licensee Regulatory Documents (in the original language).

ARTICLE VI.

COMMERCIALIZATION

Section 6.01General.  Under the direction of the JCC, Licensee (itself or through any of the Licensee Entities) shall have the sole right to Commercialize the Licensed Products in the Field in the Territory at its own cost and expense (except as otherwise expressly set forth herein).  At least [**] prior to anticipated filing of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Licensee shall prepare a Launch Plan, which shall be reviewed by the JCC no later than [**] days after the JCC’s receipt of such Launch Plan.  Within [**] months prior to anticipated approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Licensee shall prepare the initial Commercialization Plan, which shall be reviewed by the JCC no later than [**] days following the JCC’s receipt of such Commercialization Plan.  Each [**] thereafter, Licensee shall provide the JCC with an updated Commercialization Plan, which the JCC shall review and approve within [**] days after receipt thereof.

Section 6.02Promotional Materials. The Licensee Entities shall share their promotional materials for the Licensed Products with the JCC on a regular basis, and the JCC shall have the right to review and comment on, which comments shall be considered in good faith by Licensee, any of the Licensee Entities’ promotional materials prior to their use in the Territory.

Section 6.03Commercialization Reports.  Within [**] Business Days after the end of each calendar quarter following the First Commercial Sale of any Licensed Product in the Field in the Territory, Licensee shall provide the JCC with (i) a written report that summarizes Commercialization activities performed during the prior calendar quarter with respect to each Licensed Product in each Jurisdiction in the Territory, (ii) detailed sales reports for each month of the prior calendar quarter of each Licensed Product in each Jurisdiction in the Territory, and (iii) quarterly sales forecasts for each Licensed Product in each Jurisdiction in the Territory.

Section 6.04Commercialization Efforts.  Licensee shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory following receipt of relevant Regulatory Approvals therefor.

Section 6.05Standards of Conduct.  The Licensee Entities shall perform all Commercialization activities with respect to Licensed Products in the Field in the Territory in a professional and ethical business manner and in compliance in all material respects with applicable Laws.

Section 6.06Trademarks.

(a)The applicable Tetraphase Entity(ies) shall own all rights to the Product Trademark(s) developed or used by the Tetraphase Entities with respect to the Commercialization of Licensed Products outside of the Territory (the “Tetraphase Trademarks”), and all goodwill associated therewith, in each country of the world.  The applicable Tetraphase Entity(ies) shall also own rights to any Internet domain names incorporating any Tetraphase Trademark or any variation or part of any Tetraphase Trademark as its URL address or any part of such address.  No Licensee Entity shall use any Tetraphase Trademark without Tetraphase’s prior written consent.

(b)Licensee will develop and propose for the JCC’s review and comment, which comments shall be considered in good faith by Licensee, one or more Product Trademark(s) for use by the Licensee Entities in the Field in the Territory.  Any Product Trademark(s) (other than the Tetraphase Trademarks that Tetraphase permits Licensee to use) that are used by any Licensee Entity to Commercialize Licensed Products in the Field in the Territory are hereinafter referred to as the “Licensee Trademarks.”  The applicable Licensee Entity(ies) shall own all rights to Licensee Trademarks and all goodwill associated therewith, in each country of the world.  The applicable Licensee Entity(ies) shall also own rights to any Internet domain name incorporating any Licensee Trademark or any variation or part of any Licensee Trademark as its URL address or any part of such address.  No Tetraphase Entity shall use any Licensee Trademarks to Commercialize any Licensed Product without Licensee’s prior written consent.

(c)Any use of Tetraphase’s corporate name by any Licensee Entity shall require the prior written consent of Tetraphase.

(d)Except as expressly provided herein, or except as otherwise required by applicable Law or agreed by the Parties in advance in writing, neither Party shall have any right to use the other Party’s or the other Party’s Affiliates’, and Licensee shall not have any right to use any Tetraphase Entity’s, corporate names or logos in connection with any Development or Commercialization of any Licensed Product.

ARTICLE VII.

MANUFACTURE AND SUPPLY

Section 7.01Supply Obligations.  From and after the execution of applicable Supply Agreements pursuant to Section 7.02 (Supply Agreement), and subject to the terms of such Supply Agreements, Tetraphase will use Commercially Reasonable Efforts, either itself or through Third Parties, to Manufacture Finished Drug Product and supply to Licensee Finished Drug Product in quantities that are reasonably sufficient for the conduct of Development and Commercialization of Licensed Products in the Field in the Territory by the Licensee Entities.  For any Finished Drug Product supplied by Tetraphase to Licensee pursuant to this Section 7.01 (Supply Obligations) for purposes of Commercialization of Licensed Products in the Field in the Territory, Licensee shall pay to Tetraphase an amount equal to [**] percent ([**]%) of Tetraphase’s COGS for such Finished Drug Product, payable within [**] days after receipt of an invoice therefor.  For any Finished Drug Product supplied by Tetraphase to Licensee pursuant to this Section 7.01 (Supply Obligations) for purposes of Development of Licensed Products in the Field in the Territory, Licensee shall pay to Tetraphase an amount equal to [**] percent ([**]%) of Tetraphase’s COGS for such Finished Drug Product, payable within [**] days after receipt of an invoice therefor.

Section 7.02Supply Agreements.  Within [**] days after the Effective Date, or at such later date as may be mutually agreed in writing, the Parties will negotiate in good faith and enter into one or more supply agreements for clinical (including investigator-sponsored trials, but solely to the extent such investigator-sponsored trials have been mutually approved by both Parties) and commercial supply of Licensed Products and related quality agreement(s) (collectively, the “Supply Agreements”), which Supply Agreements will be consistent with the terms set forth in Section 7.01 (Supply Obligations). In addition, the Supply Agreements shall include a provision for the Parties to negotiate in good faith, for a reasonable period of time at the relevant point during which Tetraphase is providing clinical supply to Licensee, the terms and conditions on which Tetraphase would transfer to Licensee or a Third Party manufacturer approved by Tetraphase the then-current process for the Manufacture of the Licensed Products and grant Licensee the right to Manufacture, or have Manufactured, the Licensed Product for Commercialization of the Licensed Product in the Field in the Territory, including, to the extent required, amendment of the relevant provisions of this Agreement to such grant of rights, including Sections 1.71, 1.72, 1.73, 2.01 and 2.06(a)(ii).  Notwithstanding anything to the contrary set forth herein, when the Parties enter into the Supply Agreements, the terms of such Supply Agreements shall supersede the terms set forth in Section 7.01 (Supply Obligations) and in this Section 7.02 (Supply Agreement).

ARTICLE VIII.

PAYMENTS

Section 8.01Upfront Payment.  Within [**] Business Days after the Effective Date, Licensee shall pay Tetraphase a one-time, non-refundable, non-creditable upfront payment of Seven Million Dollars ($7,000,000).

Section 8.02Development Milestone Payment.

(a)Licensee shall make the non-refundable, non-creditable milestone payments to Tetraphase set forth in the table below, each payable once only, no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved by any Licensee Entity with respect to the first Licensed Product to achieve such milestone event.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b)If Licensee has not paid to Tetraphase a milestone payment set forth in a row in the table in Section 8.02(a), and a milestone event set forth in a later row in the table in Section 8.02(a) occurs, then, upon the occurrence of such milestone event set forth in such later row, Licensee shall pay to Tetraphase the milestone payment set forth in such earlier row.  By way of example and not limitation, if Licensee has not paid to Tetraphase the milestone payment set forth in row (a)(i), and the milestone event set forth in row (a)(ii), (a)(iii) or (a)(iv) occurs, then, upon such event, Licensee shall pay to Tetraphase the milestone payment set forth in row (a)(i).

(c)Upon achievement by any Licensee Entity of any of the milestone events listed above, Licensee shall promptly (but in no event more than [**] days after such achievement) notify Tetraphase of such achievement.

Section 8.03Sales Milestone Payments.  Licensee shall pay to Tetraphase the following non-refundable and non-creditable amounts after the first achievement of aggregate Net Sales of all Licensed Products in the Territory in a calendar year that meet or exceed the minimum annual Net Sales thresholds set forth below, which payment shall be made no later than [**] days after the end of such calendar year:

Annual Net Sales Threshold	Payment Amount
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]

Each milestone payment in this Section 8.03 (Sales Milestone Payments) shall be payable only once upon the first achievement of such milestone in a given calendar year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent calendar years.  For clarity, the Net Sales of all Licensed Products in a calendar year shall be aggregated for purposes of determining whether any milestone in the table above has been met.  If more than one of the milestones set forth in the table above are first achieved in a single calendar year, then Licensee shall pay to Tetraphase in such calendar year all of the payments corresponding to all of the milestones achieved in such calendar year under this Section 8.03 (Sales Milestone Payments).

Section 8.04Royalties.

(a)Subject to the remainder of this Section 8.04 (Royalties), Licensee shall pay Tetraphase the following royalties on aggregate Net Sales of all Licensed Products, at an incremental royalty rate determined by aggregate annual Net Sales of all Licensed Products in each calendar year during the Term in the Territory:

Portion of Annual Net Sales of all Licensed Products	Royalty
Less than or equal to $[**]	[**]
Greater than $[**] and less than or equal to $[**]	[**]
Greater than $[**]	[**]

By way of example and not limitation, if Net Sales of all Licensed Products in the first quarter of a calendar year are [**] Dollars ($[**]), then the royalty shall be [**].

(b)Running royalties paid by Licensee under this Section 8.04 (Royalties) shall be paid on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis until the latest of (i) expiration of the last-to-expire Valid Claim that is a composition of matter claim (for clarity, including a formulation claim) in the Tetraphase Patent Rights or Joint Patent Rights that Covers such Licensed Product in the Field in such Jurisdiction, (ii) expiration of marketing or regulatory exclusivity with respect to such Licensed Product in such Jurisdiction, or (iii) ten (10) years from the First Commercial Sale of such Licensed Product in the Field in such Jurisdiction (each, a “Royalty Term”).  Following the expiration of the Royalty Term with respect to a particular Licensed Product in the Field in a Jurisdiction, the license granted by Tetraphase to Licensee pursuant to Section 2.01(a) with respect to such Licensed Product in the Field in such Jurisdiction shall be perpetual, irrevocable, fully-paid and royalty-free, and Net Sales of such Licensed Product shall no longer be included in the aggregate Net Sales calculation in Section 8.03 (Sales Milestone Payments) or Section 8.04(a).

(c)Notwithstanding the foregoing, in the event that, on a Licensed Product-by-Licensed Product, Jurisdiction-by-Jurisdiction and (subject to Section 8.04(c)(iv)) calendar quarter-by-calendar quarter basis:

(i)in such Jurisdiction in the Territory during such calendar quarter during the Royalty Term for such Licensed Product, one or more applicable Generic Products are on the market in such Jurisdiction and unit sales of such Generic Product(s) in such Jurisdiction constitute more than [**] percent ([**]%) but less than [**] percent ([**]%) of the total unit sales of such Generic Product(s) and Licensed Product in such Jurisdiction, Licensee shall, for such calendar quarter for such Licensed Product in such Jurisdiction, pay to Tetraphase a royalty rate that is [**] percent ([**]%) of the applicable rate set forth in Section 8.04(a);

(ii)in such Jurisdiction in the Territory during such calendar quarter during the Royalty Term for such Licensed Product, one or more applicable Generic Products are on the market in such Jurisdiction and unit sales of such Generic Product(s) in such Jurisdiction constitute [**] percent ([**]%) or more of the total unit sales of such Generic Product(s) and Licensed Product in such Jurisdiction, Licensee shall, for such calendar quarter for such Licensed Product in such Jurisdiction, pay to Tetraphase a royalty rate that is [**] percent ([**]%) of the applicable rate set forth in Section 8.04(a);

(iii)in the event that Section 8.04(c)(i), Section 8.04(c)(ii) does not apply, but, under applicable Law, the royalty rate must be reduced in order to ensure enforceability of the royalty obligation once clause (i) or (ii) of the Royalty Term ends with respect to a Licensed Product in a Jurisdiction, then the royalty with respect to such Licensed Product in such Jurisdiction shall be reduced by [**] percent ([**]%) from the rate set forth in Section 8.04(a).

(iv)Subject in all cases to Section 8.04(d), if (A) a royalty reduction pursuant to Section 8.04(c)(i) or Section 8.04(c)(ii) is applicable with respect to a calendar quarter, (B) Licensee has paid to Tetraphase a royalty payment with respect to such calendar quarter pursuant to Section 8.05 (Royalty Payments and Reports) and (C) any or all of the amount of royalty reduction to which Licensee is entitled as set forth in clause (A) of this sentence was not applied to the royalty payment paid as set forth in clause (B) of this sentence due to time lag of information regarding market share of Generic Product(s), then the amount of reduction not applied shall be fully creditable against payments owed by Licensee to Tetraphase in one or more subsequent calendar quarters.

(d)On a Licensed Product-by-Licensed Product, Jurisdiction-by-Jurisdiction and calendar quarter-by-calendar quarter basis, in no event shall the royalty rate payable to Tetraphase under this Section 8.04 (Royalties) be reduced by more than [**] percent ([**]%) of what it would otherwise be by operation of Section 8.04(a) alone with respect to such Licensed Product in such Jurisdiction in such calendar quarter as a result of the reductions set forth in Section 8.04(c).

Section 8.05Royalty Payments and Reports.

(a)On a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis, until the expiration of the Royalty Term with respect to such Licensed Product in such Jurisdiction, Licensee agrees to provide (i) written reports to Tetraphase within [**] Business Days after the end of each calendar month providing a good faith estimate of Net Sales of such Licensed Product in such Jurisdiction by any Licensee Entity in such calendar month and (ii) quarterly written reports to Tetraphase within [**] Business Days after the end of each calendar quarter, covering all Net Sales of such Licensed Product in such Jurisdiction by any Licensee Entity, each such written report under this clause (ii) stating for the period in question (A) the amount of gross sales and Net Sales of each Licensed Product in each Jurisdiction in the Territory during the applicable calendar quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such calendar quarter and (B) such information as is reasonably necessary for Tetraphase to comply with its reporting obligations under Section 7.1.1 of the Harvard Agreement.

(b) Licensee shall make the royalty payments due hereunder within [**] days after the end of each calendar quarter.

Section 8.06Financial Responsibility for In-License Agreements.  Provided that Licensee has complied with this Agreement, Tetraphase shall be solely responsible for payment of any and all amounts due to any Third Party counterparty under or in connection with any In-License Agreement except as set forth in Section 9.04(a)(i) and Section 9.05(c)(i).  Licensee shall be solely responsible for payment of any and all amounts due to any Third Party under or in connection with any Licensee In-License Agreement.

Section 8.07Accounting.  Each Licensee Entity shall keep full, clear and accurate records of Licensed Products that are made, used or sold under this Agreement, in accordance with the Accounting Standards consistently applied, for a period of at least [**] years after the end of the calendar year to which the records relate, setting forth the sales of Licensed Products in sufficient detail to enable royalties and other amounts payable to Tetraphase hereunder to be determined.  Each Licensee Entity further agrees to permit its books and records to be examined by an independent accounting firm selected by Tetraphase or Harvard, as applicable, and reasonably acceptable to Licensee, to verify any reports and payments delivered under this Agreement, upon reasonable notice (which shall be no less than [**] days prior notice) and during regular business hours and subject to a reasonable confidentiality agreement.  The Parties shall reconcile any underpayment or overpayment within [**] days after the accounting firm delivers the results of any audit.  Such examination is to be made at the expense of Tetraphase or Harvard, as applicable, except in the event that the results of the audit reveal an underpayment by Licensee of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Licensee.

Section 8.08Currency Conversion.  Wherever it is necessary to convert currencies for Net Sales invoiced in a currency other than the Dollar, such conversion shall be made into Dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable calendar quarter or, if such rate is unavailable, a substitute therefor reasonably selected by Tetraphase.  All payments due to Tetraphase under this Agreement shall be made without deduction of exchange, collection or other charges.

Section 8.09Methods of Payment.  All payments due to Tetraphase under this Agreement shall be made in Dollars by wire transfer to a bank account of Tetraphase designated from time to time in writing by Tetraphase.

Section 8.10Taxes.

(a)Licensee Entities will make all payments to Tetraphase under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by applicable Law in effect at the time of payment.

(b)The full amount of any Tax required to be deducted or withheld within the meaning of Section 8.10(a) on payments under this Agreement will be duly deducted, withheld and timely paid over by Licensee Entities on behalf of Tetraphase.  If, in accordance with the foregoing, a Licensee Entity withholds any amount, it shall pay to Tetraphase the balance when due, make timely payment to the proper Governmental Authority of the withheld amount and send to Tetraphase proof of such payment within [**] days following such payment.

(c)The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.

(d)If (i) a Licensee Entity (A) had a duty to deduct, withhold and pay over any Tax to any Governmental Authority in connection with any payment it made to Tetraphase under this Agreement but (B) failed to so deduct, withhold and timely pay over all or any portion of such Tax, and (ii) such Tax or portion thereof is assessed against Tetraphase, then such Licensee Entity will indemnify and hold harmless Tetraphase from and against any penalties imposed as a result thereof.

(e)To the extent any VAT is due on any amounts payable to Tetraphase under this Agreement, the applicable Licensee Entity shall bear and timely pay such VAT.  The Parties will cooperate to provide Licensee Entity all documentation required to properly and timely pay such VAT.

(f)For example, if a Licensee Entity is required by the terms and conditions of this Agreement, prior to operation of this Section 8.10 (Taxes), to make a payment of [**] Dollars ($[**]) to Tetraphase, and such payment is subject to [**] percent ([**]%) PRC tax withholding and [**] percent ([**]%) VAT, Licensee shall (i) deduct such [**] percent ([**]%) tax withholding and pay to Tetraphase [**] Dollars ($[**]) and (ii) be responsible for such [**] percent ([**]%) VAT and pay to the applicable Governmental Authority [**] Dollars ($[**]).

Section 8.11Late Payments.  Interest shall be payable by Licensee on any amounts payable to Tetraphase under this Agreement which are not paid by the due date for payment.  All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per month equal to the lesser of (a) the higher of (i) [**] above the then-current “prime rate” in effect published in The Wall Street Journal or (ii) [**] percent ([**]%) per month or (b) the maximum rate permissible under applicable Law, for the period from the due date for payment until the date of actual payment.  The payment of such interest shall not limit Tetraphase from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE IX.

OWNERSHIP OF INTELLECTUAL PROPERTY

Section 9.01Tetraphase Intellectual Property.  Ownership of the Tetraphase Technology shall remain vested at all times in Tetraphase.

Section 9.02Licensee Intellectual Property.  Ownership of the Licensee Technology shall remain vested at all times in Licensee.

Section 9.03Joint Technology.

(a)Each Party shall promptly disclose to the other Party any Joint Invention upon becoming aware thereof, but in any event no later than [**] days after the identification, conception, discovery, authorship, development or reduction to practice thereof.

(b)Ownership of Joint Technology shall be vested jointly in Tetraphase and Licensee.  For purposes of determination of ownership hereunder, inventorship shall be determined according to United States patent Laws.

Section 9.04Prosecution of Patent Rights.

(a)Subject to the terms of each In-License Agreement:

(i)Tetraphase shall have the sole right, but not the obligation, to file, prosecute and maintain all Tetraphase Patent Rights that are licensed to Tetraphase under the Harvard Agreement (the “Harvard Patent Rights”) and the first right, but not the obligation, to file, prosecute and maintain all other Tetraphase Patent Rights and all Joint Patent Rights.  Licensee shall reimburse Tetraphase for (i) all costs incurred by Tetraphase after the Effective Date in filing, prosecuting and maintaining Tetraphase Patent Rights (for the avoidance of doubt, including amounts paid by Tetraphase after the Effective Date to any Third Party counterparty under any In-License Agreement, including amounts paid after the Effective Date to Harvard under Section 3.3 of the Harvard Agreement, with respect to such Third Party counterparty’s filing, prosecution and maintenance of applicable Tetraphase Patent Rights), (ii) all costs incurred by Tetraphase in filing, prosecuting and maintaining Joint Patent Rights that Cover Licensed Products in the Field in the Territory and (iii) [**] percent ([**]%) of all costs incurred by Tetraphase in filing, prosecuting and maintaining all other Joint Patent Rights, in each case ((i)-(iii)) within [**] days after receiving an invoice therefor.

(ii)Tetraphase shall consult with Licensee on the preparation, filing, prosecution and maintenance of all Tetraphase Patent Rights and Joint Patent Rights, and shall take into consideration the commercial strategy of Licensee in the Territory.  Tetraphase shall furnish Licensee with copies of each document relevant to such preparation, filing, prosecution and maintenance at least [**] days prior to filing such document or making any payment due thereunder to allow for review and comment by Licensee and shall consider in good faith timely comments from Licensee thereon; provided that any comment provided by Licensee with [**] days of Licensee’s receipt of the applicable document shall be considered “timely” for purposes of this sentence.  Tetraphase shall also furnish Licensee with copies of all final filings and responses made to any patent authority with respect to the Tetraphase Patent Rights and Joint Patent Rights in a timely manner following submission thereof.

(iii)Licensee shall, without cost to Tetraphase, obtain all necessary assignment documents for Tetraphase, render all signatures that shall be necessary for the relevant patent filings and assist Tetraphase in all other reasonable ways that are necessary for the filing, prosecution, issuance and maintenance of the Joint Patent Rights.

(iv)Should Tetraphase decide that it is no longer interested in maintaining or prosecuting a particular Tetraphase Patent Right (other than a Harvard Patent Right) or Joint Patent Right during the Term, it shall promptly provide Licensee written notice of this decision.  Absent such written notice to Licensee, Tetraphase shall use commercially reasonable efforts to file, prosecute and maintain all Tetraphase Patent Rights (other than Harvard Patent Rights) and all Joint Patent Rights that Cover Licensed Products in the Field in the Territory.  Licensee may, upon written notice to Tetraphase, assume such prosecution and maintenance at Licensee’s sole expense.

(b)Subject to the terms of each Licensee In-License Agreement:

(i)Licensee shall have the sole right, but not the obligation, to file, prosecute and maintain all Licensee Patent Rights that Cover Licensed Products in the Field in the Territory, and the first right, but not the obligation, to file, prosecute and maintain all other Licensee Patent Rights.  Licensee agrees to use commercially reasonable efforts to file, prosecute and maintain all Licensee Patent Rights that Cover Licensed Products in the Territory.

(ii)Licensee shall consult with Tetraphase on the preparation, filing, prosecution and maintenance of all Licensee Patent Rights shall furnish Tetraphase with copies of each document relevant to such preparation, filing, prosecution and maintenance at least [**] days prior to filing such document or making any payment due thereunder to allow for review and comment by Tetraphase and shall consider in good faith timely comments from Tetraphase thereon; provided that any comment provided by Tetraphase with [**] days of Tetraphase’s receipt of the applicable document shall be considered “timely” for purposes of this sentence.  Licensee shall also furnish Tetraphase with copies of all final filings and responses made to any patent authority with respect to the Licensee Patent Rights in a timely manner following submission thereof.

Section 9.05Enforcement and Defense.  Subject to the terms of each In-License Agreement:

(a)If either Party becomes aware of any Third Party activity in the Territory, including any Development activity (whether or not an exemption from infringement liability for such Development activity is available under applicable Law), that infringes (or that is directed to the Development of a product that would infringe) a Tetraphase Patent Right or a Joint Patent Right, or that misappropriates any Tetraphase Know-How or Joint Know-How, then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement or misappropriation (collectively, “Infringement Activity”).

(b)Tetraphase shall have the first right, but not the obligation, to attempt to resolve any Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.  If Tetraphase fails to resolve such Infringement Activity or to initiate a suit with respect thereto by the date that is [**] days before any deadline for taking action to avoid any loss of material enforcement rights or remedies, then, with Tetraphase’s written consent (which shall not be unreasonably withheld, conditioned or delayed), Licensee shall have the right, but not the obligation, to attempt to resolve such Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.

(c)Any amounts recovered by a Party as a result of an action pursuant to Section 9.05(b), whether by settlement or judgment, shall be allocated as follows:

(i)first, the Parties shall pay to each Third Party counterparty under any In-License Agreement any amounts owed to such Third Party counterparty with respect to such enforcement action, including any amounts owed to Harvard pursuant to Section 8.2 or 8.3 of the Harvard Agreement;

(ii) second, each Party’s internal and external costs associated with the enforcement action shall be reimbursed; and

(iii)third, any remaining amount shall be retained  [**] percent ([**]%) by the enforcing Party and paid [**] percent ([**]%) to the other Party.

(d)In any event, at the request and expense of the Party bringing an infringement or misappropriation action under Section 9.05(b), the other Party shall provide reasonable assistance in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and to be joined as a party to the suit if necessary for the initiating Party to bring or continue such suit.  Neither Party may settle any action or proceeding brought under Section 9.05(b), or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in any Tetraphase Patent Rights or Joint Patent Rights without the written consent of such other Party.  Each Party shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other Party pursuant to Section 9.05(b).

(e)If a Third Party asserts that a Tetraphase Patent Right (other than a Harvard Patent Right) or Joint Patent Right in mainland China is invalid or unenforceable, then Licensee shall have the first right, but not the obligation, to defend against such assertion and, at Licensee’s request and expense, Tetraphase shall provide reasonable assistance in defending against such Third Party assertion.  Licensee shall (i) keep Tetraphase reasonably informed regarding such assertion and such defense (including by providing Tetraphase with drafts of each filing a reasonable period before the deadline for such filing and promptly providing Tetraphase with copies of all final filings and correspondence), (ii) consult with Tetraphase on such defense, and (iii) consider in good faith all comments from Licensee regarding such defense.  In the event Licensee controls such defense, Tetraphase shall have the right to join as a party to such defense and participate with its own counsel at its sole cost; provided that Licensee shall retain control of such defense. Should Licensee decide that it is not, or is no longer, interested in controlling such defense, it shall promptly (and in any event by the date that is [**] days before any deadline for taking action to avoid any loss of material rights) provide Tetraphase written notice of this decision.  Tetraphase may, upon written notice to Licensee, assume such defense at Tetraphase’s sole expense.

(f)If a Third Party asserts that a Tetraphase Patent Right or Joint Patent Right anywhere in the Territory other than in mainland China is invalid or unenforceable, then Tetraphase shall have the first right, but not the obligation, to defend against such assertion.  Should Tetraphase decide that it is not, or is no longer, interested in controlling such defense with respect to any Tetraphase Patent Right other than a Harvard Patent Right or any Joint Patent Right, it shall promptly (and in any event by the date that is [**] days before any deadline for taking action to avoid any loss of material rights) provide Licensee written notice of this decision.  Licensee may, upon written notice to Tetraphase, assume such defense at Licensee’s sole expense.

Section 9.06Defense of Third Party Infringement and Misappropriation Claims.  Subject to the terms of each In-License Agreement:

(a)If a Third Party asserts that a Patent Right or other right controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement or a Party becomes aware of a Patent Right or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail.  The Parties shall discuss what commercially appropriate steps, if any, to take to avoid infringement or misappropriation of said Third Party Patent Right or other right controlled by such Third Party in the Territory.

(b)If a Third Party asserts that a Patent Right or other right controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement, then such Party shall have the first right, but not the obligation, to defend against such assertion and, at such Party’s request and expense, the other Party will provide reasonable assistance in defending against such Third Party assertion.  Such Party shall keep the other Party reasonably informed regarding such assertion and such defense.

Section 9.07Patent Term Extensions.  Subject to the terms of each In-License Agreement, Tetraphase shall have the sole authority to select the appropriate Tetraphase Patent Rights or Joint Patent Rights for filing to obtain patent term extensions, including supplementary protection certificates and any other extensions that are now available or become available in the future, for Licensed Products in the Field in the Territory, and shall consult with Licensee with respect to such decisions and shall consider the comments and concerns of Licensee in good faith.  Licensee shall cooperate with Tetraphase in gaining any such patent term extensions, including by signing all necessary papers.

Section 9.08Trademarks.  Licensee shall be responsible for the registration, maintenance and enforcement of the Licensee Trademarks throughout the Territory, as well as all expenses associated therewith.

Section 9.09Recordal.  Tetraphase shall, at Licensee’s request and expense, promptly provide Licensee with all necessary assistance and documents required for all government approvals, registrations and/or recordals required or advisable under any applicable Law in the Territory (or any part thereof) to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained thereunder, including any approval, registration or recordal required under the People’s Republic of China (“PRC”) technology import and export laws and the PRC patent laws.

ARTICLE X.

DATA SECURITY AND ADVERSE DRUG EVENTS AND REPORTS

Section 10.01Data Security.  During the Term, Tetraphase and its Affiliates and each Licensee Entity will maintain safety and facility procedures, data security procedures and other safeguards against the disclosure, destruction, loss, or alteration of Licensee’s or Tetraphase’s, respectively, information in its possession, which such procedures and safeguards shall be no less rigorous than those maintained by Tetraphase or Licensee, respectively, for its own information of a similar nature.

Section 10.02Complaints.  Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to the Licensed Compound or any Licensed Product.  Each Party shall notify the other Party of any such complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established, and in any event in sufficient time to allow each Tetraphase Entity and each Licensee Entity to comply with any and all regulatory requirements imposed upon it, including in accordance with International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines.  The Party that holds the applicable Regulatory Filing(s) in a particular country shall investigate and respond to all such complaints in such country with respect to the Licensed Compound or any Licensed Product as soon as reasonably practicable.  All such responses shall be made in accordance with the procedures established pursuant to ICH, FDA, EMA, CFDA and other applicable guidelines.  The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.

Section 10.03Adverse Drug Events.  [**] days prior to the commencement of any clinical trial for any Licensed Product in the Territory, the Parties shall enter into the Safety Data Exchange Agreement.  Such Safety Data Exchange Agreement shall provide for the exchange by the Parties of any information of which a Party becomes aware concerning any adverse event experienced by a subject or patient being administered any Licensed Product, whether or not such adverse event is determined to be attributable to any Licensed Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party).  It is understood that each Party and its Affiliates and licensees or sublicensees shall have the right to disclose such information if such disclosure is reasonably necessary to comply with applicable Laws and requirements of any applicable Regulatory Authority.  The Safety Data Exchange Agreement will also detail Licensee’s responsibilities relating to recalls, suspensions and withdrawals of each Licensed Product.

ARTICLE XI.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 11.01Mutual Representations and Warranties.  Each of Licensee and Tetraphase hereby represents and warrants to the other Party as of the Effective Date that:

(a)it is a corporation or entity duly organized and validly existing under the Laws of the state, municipality, province, administrative division or other jurisdiction of its incorporation or formation;

(b)the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;

(c)it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with any Third Party;

(d)it has the right to grant the rights and licenses described in this Agreement;

(e)it has not made any commitment to any Third Party in conflict with the rights granted by it hereunder;

(f)to its knowledge, no consent, approval or agreement of any person or Governmental Authority is required to be obtained in connection with the execution and delivery of this Agreement; and

(g)it has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, and is not subject to any similar sanction of any other Governmental Authority outside of the U.S., and neither it nor any of its Affiliates has used, in any capacity, any person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S.

Section 11.02Mutual Covenants.  Each of Licensee and Tetraphase hereby covenants to the other Party that:

(a)it will not engage, in any capacity in connection with this Agreement or any ancillary agreement, any person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S., and such Party shall inform the other Party in writing promptly if such Party or any person engaged by such Party who is performing services under this Agreement, or any ancillary agreements, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar sanction inside or outside of the U.S., or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of a Party, any of its Affiliates or any such person performing services hereunder or thereunder;

(b)during the Term, it will not make any commitment to any Third Party in conflict with the rights granted by it hereunder; and

(c)it will comply with all applicable Laws in performing its activities hereunder.

Section 11.03Additional Tetraphase Warranties.  Tetraphase hereby represents and warrants to Licensee as of the Effective Date that:

(a)to Tetraphase’s knowledge, Exhibit A contains a list of all Tetraphase Patent Rights existing as of the Effective Date (the “Existing Patents”);

(b)to Tetraphase’s knowledge, each issued patent within the Existing Patents as of the Effective Date is not invalid or unenforceable, in whole or in part;

(c)all of the In-License Agreements existing on the Effective Date are listed on Exhibit E;

(d)there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Tetraphase or any of its Affiliates relating to the Existing Regulatory Documents, the Existing Patents, or the Tetraphase Know-How;

(e)no claim or litigation has been brought and served on Tetraphase, or, to Tetraphase’s knowledge, threatened, by any Person alleging that the issued patents in the Existing Patents are invalid or unenforceable;

(f)to Tetraphase’s knowledge, the Development or Commercialization in the Territory of the Licensed Product, in the intravenous form in which such Licensed Product is being clinically Developed by Tetraphase in the U.S. as of the Effective Date and in the indications for which such form has been clinically Developed by Tetraphase in the U.S. as of the Effective Date, will not infringe any Patent Right;

(g)to Tetraphase’s knowledge, no Third Party is infringing or misappropriating any Tetraphase Technology in the Field in the Territory in derogation of the rights granted to Licensee in this Agreement;

(h)Tetraphase has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to the Licensed Products in the Field in the Territory arising from any default by Tetraphase or any of its Affiliates or a Third Party acting on behalf Tetraphase in the discovery, Research or Development of the Licensed Products;

(i)to Tetraphase’s knowledge, the Existing Patents represent all Patent Rights that Tetraphase or its Affiliates own, Control or, to Tetraphase’s knowledge, otherwise have rights under, as of the Effective Date that Cover the Development or Commercialization of the Licensed Product in the Field in the Territory in accordance with this Agreement.  To Tetraphase’s knowledge, there is no Know-How owned by or otherwise in the possession or control of Tetraphase or any of its Affiliates as of the Effective Date that is necessary or reasonably useful for the Development or Commercialization of the Licensed Product in the Field in the Territory that is not within the Tetraphase Know-How;

(j)except with respect to the rights granted to or retained by Harvard or any Governmental Authority under the Harvard Agreement, neither Tetraphase nor any of its Affiliates has licensed or otherwise encumbered its right, title or interest under the Existing Patents, Tetraphase Know-How or Existing Regulatory Documents (including by granting any covenant not to sue with respect thereto) in a manner that is inconsistent with the rights and licenses granted to Licensee under this Agreement;

(k)Tetraphase has obtained from its Affiliates the licenses and other rights necessary for Tetraphase to grant to Licensee the rights and licenses provided herein and for Licensee to perform its obligations hereunder;

(l)to Tetraphase’s knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Existing Patent is issued or pending;

(m)Tetraphase owns or otherwise Controls the Existing Patents, and owns or otherwise Controls any Tetraphase Know-How existing as of the Effective Date;

(n)to Tetraphase’s knowledge, Tetraphase and its Affiliates have generated, prepared, maintained and retained all Regulatory Documents that is required to be maintained or retained pursuant to and in accordance with, as applicable, GLP and GCP and applicable Law; and

(o)to Tetraphase’s knowledge, true, complete and correct copies (as of the Effective Date) of all material adverse information with respect to the safety and efficacy of the Licensed Products known to Tetraphase have been provided to Licensee prior to the Effective Date.

Section 11.04Additional Licensee Warranties and Covenants. Licensee hereby represents, warrants and covenants to Tetraphase that:

(a)Licensee has the capability to Develop, obtain Regulatory Approval and, if applicable, Reimbursement Approval for, and Commercialize Licensed Products as contemplated in this Agreement; and

(b)each Licensee Entity (other than Licensee) and each Licensee Entity’s employees and permitted agents and contractors have executed agreements or have existing obligations under applicable Laws, or, upon their engagement by Licensee or any of its Affiliates, will execute such agreements, requiring automatic assignment to Licensee of all Inventions or other Know-how identified, discovered, authored, developed, conceived or reduced to practice during the course of and as the result of their association with Licensee or its Affiliates, and all intellectual property rights therein, and obligating the relevant individual or entity to maintain as confidential Licensee’s confidential information related to any Licensed Product, Eravacycline Product or Eravacycline Materials as well as confidential information of other parties (including Tetraphase and its Affiliates) which such individual or entity may receive, to the extent required to support Licensee’s obligations under this Agreement.

Section 11.05Additional Tetraphase Warranty and Covenant.  Tetraphase hereby represents and warrants to Licensee as of the Effective Date that (a) it has provided a true, complete and correct copy of each In-License Agreement listed on Exhibit E, as amended, and (b) to Tetraphase’s knowledge, Tetraphase is not, and has not been, in material breach of any In-License Agreement listed on Exhibit E.  Tetraphase (a) will use commercially reasonable efforts to comply with each In-License Agreement to the extent such obligations have not been delegated to Licensee and to the extent that failure to do so would materially adversely affect Licensee’s rights hereunder and (b) will not, without Licensee’s prior written consent, amend or otherwise modify or permit to be amended or modified, any In-License Agreement in a manner that would materially adversely affect the rights and licenses granted to Licensee under this Agreement.

Section 11.06Anti-Corruption.

(a)Anti-Corruption Provisions.  Each Party represents and warrants to the other Party that such Party has not, directly or indirectly, offered, promised, paid, authorized or given, and each Party agrees that such Party will not, in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of:  (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.

For purposes of this Agreement:  (A) “Government Official” means any official, officer, employee or representative of:  (1) any Governmental Authority; (2) any public international organization or any department or agency thereof; or (3) any company or other entity owned or controlled by any Governmental Authority; and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.

(b)Anti-Corruption Compliance.

(i)In performing under this Agreement, each Party, on behalf of itself and its respective Affiliates, agrees to comply with all applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”) and all anti-corruption Laws of the Territory.

(ii)Each Party represents and warrants to the other Party that such Party is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii)No Party, nor any Affiliate of any Party, shall give, offer, promise or pay any political contribution or charitable donation at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity.

(iv)In the event that a Party violates the FCPA, any anti-corruption Law of the Territory or any other applicable anti-corruption Law, or breaches any provision in this Section 11.06 (Anti-Corruption), the other Party shall have the right to unilaterally terminate this Agreement pursuant to Section 14.03 (Termination for Breach), subject to the cure periods therein.

Section 11.07Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY TETRAPHASE TO LICENSEE HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 11.08Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER.  THE FOREGOING SHALL NOT LIMIT (a) ANY INDEMNIFICATION OBLIGATIONS HEREUNDER OR (b) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE XII (CONFIDENTIALITY) OR Section 2.06 OR FRAUD COMMITTED BY THE OTHER PARTY.

ARTICLE XII.

CONFIDENTIALITY

Section 12.01Generally.  During the Term and for a period of [**] years thereafter, each Party (a) shall maintain in confidence all Confidential Information of the other Party; (b) shall not use such Confidential Information for any purpose except to fulfill its obligations or exercise its rights under this Agreement; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, directors, investors, prospective investors, lenders, prospective lenders, acquirers, prospective acquirers, licensees, prospective licensees, sublicensees, prospective sublicensees, employees, consultants, financial or legal advisors, or other agents or contractors (collectively, “Representatives”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this ARTICLE XII (Confidentiality) and to whom such disclosure, under this Agreement or the Confidentiality Agreement, is necessary in connection with the fulfillment of such Party’s obligations or exercise of such Party’s rights under this Agreement or in connection with bona fide financing or acquisition activities.  Each Party shall (y) ensure that such Party’s Representatives who receive any of the other Party’s Confidential Information comply with the obligations set forth in this ARTICLE XII (Confidentiality) and (z) be responsible for any breach of these obligations by any of its Representatives who receive any of the other Party’s Confidential Information.  Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information.  Notwithstanding anything to the contrary in this ARTICLE XII (Confidentiality), Tetraphase may disclose Licensee’s Confidential Information to each Third Party counterparty under any In-License Agreement as reasonably required to fulfill Tetraphase’s obligations under such In-License Agreement, and Licensee acknowledges and agrees that, with respect to any such Confidential Information, such Third Party counterparty(ies) shall only be bound by the confidentiality obligations set forth in the applicable In-License Agreement(s).

Section 12.02Exceptions.  The obligations of confidentiality, non-disclosure, and non-use set forth in Section 12.01 (Generally) shall not apply to, and “Confidential Information” shall exclude, any information to the extent the receiving Party (the “Recipient”) can demonstrate that such information:  (a) was in the public domain or publicly available at the time of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement or the Confidentiality Agreement, or thereafter entered the public domain or became publicly available, in each case other than as a result of any action of the Recipient, or any of its Representatives, in breach of this Agreement or the Confidentiality Agreement; (b) was rightfully known by the Recipient or any of its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement or the Confidentiality Agreement; (c) was received by the Recipient or any of its Affiliates on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the disclosing Party or any of its Affiliates; or (d) was independently developed by or for the Recipient or any of its Affiliates without reference to or reliance on the Confidential Information of the other Party or any of its Affiliates (as demonstrated by written records).

Section 12.03Permitted Disclosures.  Notwithstanding any other provision of this Agreement, Recipient’s (or its Affiliates’) disclosure of the other Party’s Confidential Information shall not be prohibited if such disclosure:  (a) is in response to a valid order of a court or other Governmental Authority; or (b) is otherwise required by applicable Law or rules of a nationally recognized securities exchange or NASDAQ.  If a Recipient is required to disclose Confidential Information pursuant to Section 12.03(a) or Section 12.03(b), prior to any disclosure the Recipient shall, to the extent practicable, provide the disclosing Party with prior written notice of such disclosure in order to permit the disclosing Party to seek a protective order or other confidential treatment of such disclosing Party’s Confidential Information.  Further, notwithstanding any other provision of this Agreement but subject to (i) Section 12.01 (Generally) with respect to disclosures to Representatives and (ii) if applicable, the first two sentences of this Section 12.03 (Permitted Disclosures), either Party may disclose the other Party’s Confidential Information to the extent necessary to fulfill the obligations imposed on the Recipient under this Agreement or exercise the rights granted to or retained by the Recipient under this Agreement, including in filing or prosecuting patent applications, prosecuting or defending litigation, responding to an investigation by a Governmental Authority, or otherwise establishing rights or fulfilling or enforcing obligations under this Agreement, making Regulatory Filings with respect to any Licensed Product in the Field in the Territory (if the Recipient is Licensee) or any Eravacycline Product outside of the Territory (if the Recipient is Tetraphase), or conducting Development, or Commercialization with respect to any Licensed Product in the Field in the Territory (if the Recipient is Licensee) or conducting Development or Commercialization with respect to the Licensed Compound or any Eravacycline Product outside the Territory or Researching or Manufacturing  the Licensed Compound or any Eravacycline Product (if the Recipient is Tetraphase).

Section 12.04Publicity.  The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or public disclosures regarding the terms of this Agreement.  In such event, the Party desiring to issue a press release or make a public statement or public disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval as soon as practicable prior to publication, which advance approval shall not be unreasonably withheld, conditioned or delayed.  No other public statement or public disclosure of, or concerning, the terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party.  Once any public statement or public disclosure has been approved in accordance with this Section 12.04 (Publicity), then either Party may appropriately communicate information contained in such permitted statement or disclosure.  Notwithstanding anything to the contrary in this ARTICLE XII (Confidentiality), (a) a Party may disclose the terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law or legal process or by applicable stock exchange or NASDAQ rule (with prompt notice of any such legally required disclosure to the other Party and to the extent practicable an opportunity to comment on such disclosure), (b) a Party may disclose the terms of this Agreement under obligations of confidentiality and non-use that are at least as stringent as those set forth in ARTICLE XII (Confidentiality) to such Party’s Representatives in connection with such Party’s fulfillment of obligations or exercise of rights hereunder or in connection with such Party’s bona fide financing or acquisition activities, and (c) Tetraphase may disclose the terms of this Agreement to any Third Party counterparty under any In-License Agreement, and Licensee acknowledges and agrees that, with respect to the terms of this Agreement, each such Third Party counterparty shall only be bound by the confidentiality obligations set forth in the applicable In-License Agreement(s).

Section 12.05Publications.  Tetraphase acknowledges Licensee’s interest in publishing certain key results of Licensee’s Development and Commercialization of Licensed Products in the Field in the Territory. Licensee recognizes the mutual interest in obtaining valid patent protection and Tetraphase’s interest in protecting its trade secret information. Consequently, except for disclosures permitted pursuant to Section 12.02 (Exceptions), Section 12.03 (Permitted Disclosures) or Section 12.04 (Publicity), if Licensee wishes to make a publication or public presentation with respect to the Development, Manufacturing or Commercialization of Licensed Products in the Field in the Territory, Licensee shall deliver to Tetraphase a copy of the proposed written publication or presentation within [**] days prior to submission for publication or presentation. Tetraphase shall have the right (a) to require modifications to the publication or presentation for patentability reasons or trade secret reasons, and Licensee will remove all of Tetraphase’s Confidential Information if requested by Tetraphase and (b) to require a reasonable delay in publication or presentation in order to protect patentable information. If Tetraphase requests a delay, then Licensee shall delay submission or presentation for a period of [**] days (or such shorter period as may be mutually agreed by the Parties) to enable Tetraphase to file patent applications protecting Tetraphase’s rights in such information.

Section 12.06Injunctive Relief.  Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this ARTICLE XII (Confidentiality), that any such breach may result in irreparable harm to the other Party and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.

ARTICLE XIII.

INDEMNIFICATION

Section 13.01Indemnification by Tetraphase.  Tetraphase shall indemnify, hold harmless and defend Licensee and its Affiliates, and their respective directors, officers, consultants and employees (the “Licensee Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Tetraphase, (b) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Tetraphase Entity or (c) the gross negligence or willful misconduct of any Tetraphase Indemnitee.  Notwithstanding the foregoing, Tetraphase shall not have any obligation to indemnify the Licensee Indemnitees to the extent that the applicable Losses arise out of the negligence or willful misconduct of any Licensee Indemnitee or any breach of this Agreement by Licensee.

Section 13.02Indemnification by Licensee.  Licensee shall indemnify, hold harmless and defend Tetraphase and its Affiliates, and their respective directors, officers, employees and consultants (the “Tetraphase Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by Licensee, or any act or failure to act by any Licensee Entity that causes a breach of any In-License Agreement, (b) the Development or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Licensee Entity or (c) the gross negligence or willful misconduct of any Licensee Indemnitee.  Notwithstanding the foregoing, Licensee shall not have any obligation to indemnify the Tetraphase Indemnitees to the extent that the applicable Losses arise out of the negligence or willful misconduct of any Tetraphase Indemnitee or any breach of this Agreement by Tetraphase.

Section 13.03Procedure.  In the event of a claim by a Third Party against an Licensee Indemnitee or Tetraphase Indemnitee entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the Party obligated to provide such indemnification (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnified Party shall cooperate with the Indemnifying Party.  The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any obligations on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing.  No Indemnified Party may settle any claim for which it is being indemnified under this Agreement without the Indemnifying Party’s prior written consent.

Section 13.04Insurance. Licensee shall, at its own expense, obtain and maintain insurance with a reputable insurance carrier with respect to the Licensee Entities’ Development and Commercialization of Licensed Products in the Field in the Territory under this Agreement in such type and amount and subject to such deductibles and other limitations as biopharmaceutical companies in the Territory customarily maintain with respect to the Development and Commercialization of similar products, but in any event no less than [**] Dollars ($[**]) per incident and [**] Dollars ($[**]) annual aggregate.  Such insurance policy shall provide product liability coverage and broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement and shall name the Tetraphase Indemnitees and the Harvard Indemnitees as additional insureds.  Licensee shall provide a copy of such insurance policy to Tetraphase upon reasonable request by Tetraphase (and, by way of example and not limitation, any request by Tetraphase made [**], or at Harvard’s request, shall be considered reasonable).  Licensee shall provide Tetraphase with written notice at least [**] days prior to any cancellation, non-renewal or material change in such insurance.  If Licensee does not obtain replacement insurance providing comparable coverage within such [**] day period, Tetraphase shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.  This Section 13.04 (Insurance) shall survive expiration or termination of this Agreement and last until [**] years after the last sale of any Licensed Product in the Field in the Territory (or Terminated Territory, as applicable) by any Licensee Entity.

Section 13.05Indemnification of Harvard.  Licensee shall indemnify, hold harmless and defend Harvard and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (collectively, the “Harvard Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of, are based upon, or otherwise relate to (a) any acts or omissions of Licensee, its Affiliates or any of its sublicensees in connection with Licensed Products or this Agreement or (b) product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.  Licensee shall not settle any claim for which a Harvard Indemnitee seeks indemnification from Licensee unless such settlement fully and unconditionally releases Harvard from all liability relating thereto, does not impose any obligations on the Harvard Indemnitee and does not limit the scope, validity or enforceability of any Licensed Patent Right (as defined in the Harvard Agreement), unless Harvard otherwise agrees in writing.  Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any such claim, whether or not such actions are rightfully brought.

ARTICLE XIV.

TERM AND TERMINATION

Section 14.01Term.  The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this ARTICLE XIV (Term and Termination), will expire upon the later of (a) expiration of the last-to-expire Royalty Term or (b) the expiration of the Harvard Agreement (the “Term”).

Section 14.02Termination for Patent Right Challenge.  In the event that any Licensee Entity challenges, or assists any individual or entity in challenging, the validity, patentability or enforceability of any Patent Right that (a) is owned by or licensed to Tetraphase or any of its Affiliates and (b) Covers or otherwise claims the Licensed Compound or any Eravacycline Product or their respective Research, Development, Manufacture or Commercialization anywhere in the world, or otherwise opposes the validity, patentability or enforceability of any such Patent Right (except, in each case, as required by Law), then, to the extent consistent with applicable Law, Tetraphase may immediately terminate this Agreement by providing written notice thereof to Licensee.

Section 14.03Termination for Breach.  Subject to the terms and conditions of this Section 14.03 (Termination for Breach), a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies available to such Party at law or in equity, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of its obligations under this Agreement.  The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach (the “Breach Notice”).  With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of [**] days after such Breach Notice is provided to cure such breach.  With respect to all other breaches, the Breaching Party shall have a period of [**] days after such Breach Notice is provided to cure such breach.  Notwithstanding anything to the contrary in this Section 14.03 (Termination for Breach), with respect to any breach by Licensee that results, or could reasonably be expected to result in, a breach of any In-License Agreement, Licensee shall have a period of [**] days after Tetraphase provides written notice to Licensee that Tetraphase has received a written notice of breach from the applicable Third Party licensor to cure such breach.  If such breach is not cured within the applicable period set forth above, the Non-Breaching Party may, at its election, terminate this Agreement upon written notice to the Breaching Party; provided that, if a material breach pertains only to facts relating to one or more Jurisdictions other than mainland China, then the Non-Breaching Party shall only have the right to terminate this Agreement only with respect to such Jurisdiction(s); provided, further, that, solely with respect to any breach (other than a breach of any payment provision) that is not reasonably likely to result in a breach of any In-License Agreement, the termination shall not become effective for [**] days after the Breach Notice if the breach specified in such Breach Notice cannot be cured within the initial [**] day cure period, and if the Breaching Party commenced actions to cure such breach within the initial [**] day cure period and thereafter diligently continued such actions and cured such breach within such [**] day period.  The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.  In the event Licensee is entitled to terminate this Agreement in its entirety pursuant to this Section 14.03 (Termination for Breach), as an alternative to such termination, Licensee may elect upon written notice to Tetraphase that, as an alternative to such termination, from the date on which such termination would otherwise have become effective, any royalties otherwise payable by Licensee to Tetraphase pursuant to Section 8.04 (Royalties) shall be reduced by [**] percent ([**]%) and, for clarity, this Agreement shall otherwise continue in full force and effect.  Such election by Licensee of a royalty reduction as an alternative to termination for a breach shall not be deemed a waiver as to any subsequent or similar breach.

Section 14.04[Intentionally Left Blank].

Section 14.05Termination for Bankruptcy and Rights in Bankruptcy.

(a)To the extent permitted under applicable Law, if, at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available to such Party, the option to terminate this Agreement upon sixty (60) days written notice to the Bankrupt Party.  It is agreed and understood that, if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein.  The term “Event of Bankruptcy” means:  (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets or (b) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, where such petition is not dismissed within sixty (60) days after the filing thereof.

(b)All rights and licenses granted under or pursuant to this Agreement by Licensee and Tetraphase are and shall otherwise be deemed to be, for purposes of Section 365(n) of the

U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.  The Parties acknowledge and agree that payments made under Section 8.02 (Development Milestone Payments) or Section 8.03 (Sales Milestone Payments) or pursuant to any Supply Agreements shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

Section 14.06Automatic Termination of In-Licensed Rights.  Upon any termination of the Harvard License in whole or in part, any Patent Rights or other intellectual property rights that, pursuant to such termination, Tetraphase has ceased to Control shall be excluded from the Patent Rights and intellectual property licensed to Licensee pursuant to Section 2.01 (Grant of Rights).  Upon such termination due to any act or failure to act by any Licensee Entity, then Licensee shall use commercially reasonable efforts, only to the extent requested by Tetraphase in writing and only to the extent permitted pursuant to the Harvard Agreement, (A) negotiate a direct license from Harvard pursuant to Section 4.2.2.3 of the Harvard Agreement that permits Licensee to sublicense the rights granted under such direct license to Tetraphase (and, to the extent possible, Licensee shall ensure that such direct license contains terms no less favorable to Licensee than the terms of the Harvard Agreement are to Tetraphase as of the Effective Date) and (B) exclusively sublicense such rights to Tetraphase on terms no less favorable than those in Licensee’s direct license agreement with Harvard.  Upon any other such termination (i.e., other than due to any act or failure to act by any Licensee Entity), then Licensee shall, at its sole discretion, have the right to negotiate a direct license from Harvard to the extent set forth in Section 4.2.2.3 of the Harvard Agreement.

Section 14.07Effect of Termination.

(a)In the event of any termination of this Agreement in its entirety, the following shall apply:

(i)All license grants in this agreement from Tetraphase to Licensee shall immediately terminate;

(ii)To the extent permitted under applicable Law, Licensee shall promptly wind down all clinical trials then being conducted with respect to any Licensed Product in the Territory; provided that Licensee shall be permitted to take all reasonable steps necessary to minimize liability and harm to patients in this process;

(iii)Licensee shall cease using the Tetraphase Technology and return all inventory of the Eravacycline Materials to Tetraphase, together with all copies of the Tetraphase Know-How and other Confidential Information of Tetraphase in the possession or control of Licensee or any of its Representatives;

(iv)Licensee shall, at Tetraphase’s written request, to the extent feasible under applicable Law, promptly: (A) assign and transfer to Tetraphase all of the Licensee Entities’ right, title, and interest in and to all Licensee Regulatory Documents (including Regulatory Approvals), clinical trial agreements (to the extent assignable and not cancelled), confidentiality and other agreements, and materials and Know-How relating exclusively to clinical trials of any Licensed Product, in each case solely to the extent related to and necessary or useful for the Research, Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product, and solely to the extent in Licensee’s possession or control, and Licensee Trademarks (including all goodwill associated therewith and each Internet domain name incorporating any Licensee Trademark or any variation or part of any Licensee Trademark as its URL address or any part of such address) relating to the Research, Development, Manufacture or Commercialization of the Licensed Compound or any Eravacycline Product and (B) disclose to Tetraphase all documents embodying the foregoing that are in any Licensee Entity’s  possession or control or that any Licensee Entity is able to obtain using reasonable efforts;

(v)The costs associated with the activities set forth in subsections (a)(ii), (a)(iii), (a)(iv)(A) and (a)(iv)(B) of this Section 14.07 (Effect of Termination) shall be borne by Licensee; and

(vi)Notwithstanding any expiration or termination of this Agreement, the Safety Data Exchange Agreement (with respect to Licensee’s obligations thereunder) shall continue in accordance with its terms.

(b)In the event of any termination in respect of one or more Jurisdictions (such Jurisdictions (or, in the event that this Agreement is terminated in its entirety, all Jurisdictions), the “Terminated Territory”) (but not in the case of any termination of this Agreement in its entirety), the following shall apply:

(i)All rights and licenses granted by Tetraphase to Licensee, shall automatically be deemed to be amended to exclude the Terminated Territory;

(ii)To the extent permitted under applicable Law, Licensee shall promptly wind down all clinical trials then being conducted with respect to any Licensed Product in the Terminated Territory; provided that Licensee shall be permitted to take all reasonable steps necessary to minimize liability and harm to patients in this process;

(iii)All Licensee diligence obligations with respect to the Terminated Territory shall terminate;

(iv)Licensee shall, at Tetraphase’s written request, to the extent feasible under applicable Law, promptly: (A) assign and transfer to Tetraphase all of the Licensee Entities’ right, title, and interest in and to all Licensee Regulatory Documents (including Regulatory Approvals), clinical trial agreements (to the extent assignable and not cancelled), confidentiality and other agreements, and materials and Know-How relating exclusively to clinical trials of any Licensed Product in the Terminated Territory, in each case solely to the extent exclusively related to Licensed Product the Terminated Territory, and solely to the extent in Licensee’s possession or control, and Licensee Trademarks in the Terminated Territory (including all goodwill associated therewith and each Internet domain name incorporating any Licensee Trademark or any variation or part of any Licensee Trademark as its URL address or any part of such address) and (B) disclose to Tetraphase all documents embodying the foregoing that are in any Licensee Entity’s  possession or control or that any Licensee Entity is able to obtain using reasonable efforts; and

(v)The costs associated with the activities set forth in subsections (b)(ii), (b)(iv)(A) and (b)(iv)(B) of this Section 14.07 (Effect of Termination) shall be borne by Licensee.

Section 14.08Survival; Accrued Rights.  The following articles and sections of this Agreement shall survive expiration or early termination for any reason: ARTICLE I (Definitions), Section 2.01(c), Section 2.01(d), Section 2.01(e), Section 2.03 (No Other Rights and Retained Rights), Section 2.04(c)(ii), Section 2.05 (In-License Agreements) (solely to the extent applicable to Licensee’s exercise of any rights, or performance of any obligations, retained by Licensee hereunder following the applicable expiration or termination), Section 2.06 (Exclusivity), Section 6.06(a), ARTICLE VIII (Payments) (solely with respect to any payment obligations incurred prior to expiration or termination), Section 9.01 (Tetraphase Intellectual Property), Section 9.02 (Licensee Intellectual Property), Section 9.03 (Joint Technology), Section 9.04 (Prosecution of Patent Rights) (with respect to Joint Patent Rights), Section 9.05 (Enforcement and Defense) (with respect to Joint Patent Rights), Section 9.06 (Defense of Third Party Infringement and Misappropriation Claims) (with respect to Third Party claims regarding infringement or misappropriation during the Term), Section 11.07 (Disclaimer), Section 11.08 (Limitation of Liability), ARTICLE XII (Confidentiality), ARTICLE XIII (Indemnification), Section 14.06 (Automatic Termination of In-Licensed Rights) (second and third sentences only), Section 14.07 (Effect of Termination), Section 14.08 (Survival; Accrued Rights), ARTICLE XV (Dispute Resolution; Governing Law), and ARTICLE XVI (Miscellaneous).  In any event, expiration or termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE XV.

DISPUTE RESOLUTION; GOVERNING LAW

Section 15.01Arbitration.  Subject to Section 15.01(d) (Intellectual Property Disputes), any disputes, claims or controversies in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, that are not resolved in accordance with ARTICLE III (Governance) shall be referred to and finally resolved by binding arbitration under the International Chamber of Commerce Rules of Arbitration (the “Rules”), which rules are deemed to be incorporated by reference into this Section 15.01 (Arbitration), in the manner described below:

(a)Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(b)Additional Issues.  Within [**] days after the receipt of an Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c)Arbitration Procedure.  The seat of arbitration will be in Singapore unless other venue is agreed upon by Parties, and it will be conducted in the English language. The arbitrators may not decide based on equity. Unless agreed by the Parties to choose a single common arbitrator, the arbitration will be conducted by three arbitrators, one appointed by each Party, according to the Rules. The two arbitrators appointed by the Parties will by mutual agreement appoint the third arbitrator, who will preside over the arbitration. Any dispute or omission regarding the appointment of the arbitrators by the Parties, as well as the choice of the third arbitrator, will be resolved by the International Chamber of Commerce (“ICC”). The arbitral award shall be final, definitive and binding on the Parties and their successors.  The Parties reserve the right to apply to a competent judicial court to obtain urgent remedies to protect rights before establishment of the arbitration panel, without such recourse being considered as a waiver of arbitration. Except as otherwise determined by the arbitrators, the Parties shall each bear half of the fees and expenses of the arbitrators and the ICC, and each Party shall bear the costs and fees of its attorneys. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information, Know-How, intellectual property rights or any other proprietary right or otherwise to avoid irreparable harm.  If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)Intellectual Property Disputes.  Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country in which such patent was issued or, if not issued, in which the underlying patent application was filed.  The Parties submit to the jurisdiction of such court or patent office and irrevocably waive any assertion that the case should be heard in a different venue or forum.

Section 15.02Choice of Law.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the Laws of the State of New York, exclusive of its conflicts of laws principles.

Section 15.03Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

ARTICLE XVI.

MISCELLANEOUS

Section 16.01Assignment.

(a)Tetraphase may assign this Agreement without the prior written consent of Licensee (i) to any Affiliate of Tetraphase, provided that Tetraphase remains fully liable for the performance of Tetraphase’s obligations hereunder by such Affiliate and Tetraphase informs Licensee of such assignment or (ii) to a successor in connection with a merger or consolidation of Tetraphase or the sale of all or substantially all of that portion of Tetraphase’s assets or Tetraphase’s business to which this Agreement relates, in which case Tetraphase will provide prior written notice to Licensee.

(b)Licensee may not assign this Agreement without the prior written consent of Harvard and Tetraphase, except that Licensee may assign this Agreement to an Affiliate of Licensee or to a successor in connection with the merger, consolidation or sale of all or substantially all of Licensee’s assets or that portion of Licensee’s business to which this Agreement relates; provided, however, that any permitted assignee agrees in writing in a manner reasonably satisfactory to Harvard to be bound by the terms of this Agreement.

(c)Any assignment in violation of this Section 16.01 (Assignment) shall be null and void.  This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties.

Section 16.02Acquisitions.  Each Party agrees that, in the event that a Party (the “Acquired Party”) is acquired (whether by way of merger, acquisition, sale of all or substantially all of its business, or otherwise) or sells all or substantially all of its business or assets to which this Agreement pertains (an “Acquisition”) by or to a Third Party (the

“Acquirer”), the non-Acquired Party shall not obtain any rights or access under this Agreement to any Know-How or Patent Rights owned by or licensed to such Acquirer, or any of such Acquirer’s Affiliates that were not Affiliates of the Acquired Party immediately prior to the consummation of such Acquisition, that were not already within Tetraphase Technology (if the Acquired Party is Tetraphase) or Licensee Technology (if the Acquired Party is Licensee) immediately prior to the consummation of such Acquisition.

Section 16.03Force Majeure.  Subject to the terms of each In-License Agreement, if either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure, which may include any act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, government action, strike or labor differences, in each case outside of such Party’s reasonable control, such Party shall not be liable to the other therefor, and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention.  The Party invoking the force majeure rights of this Section 16.03 (Force Majeure) must notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of thirty (30) days of both the first and last day of the force majeure unless the force majeure renders such notification impossible, in which case notification will be made as soon as possible.  If the delay resulting from the force majeure exceeds one hundred eighty (180) days, the other Party may terminate this Agreement immediately upon written notice to the Party invoking the force majeure rights of this Section 16.03 (Force Majeure).

Section 16.04Entire Agreement.  This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement between Tetraphase or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, with respect to the subject matter hereof, supersedes all prior understandings and writings between Tetraphase or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand relating to such subject matter, including the Confidentiality Agreement, and shall not be modified, amended or terminated, except by another agreement in writing executed by the Parties.

Section 16.05Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 16.06Notices.  Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by facsimile and confirmed by mailing, as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

If to Tetraphase:

Tetraphase Pharmaceuticals

480 Arsenal Way, Suite 110

Watertown, MA 02472

Attention:  General Counsel

Facsimile:  [**]

With a copy to (which shall not constitute notice for purposes of this Agreement):

WilmerHale

60 State Street

Boston, Massachusetts 02109
Attention:  Belinda M. Juran
Facsimile:  (617) 526-5000

If to Licensee:

Everest Medicines Limited

Suite 4508, 45F, Tower 2, Plaza 66

1266 Nanjing Xi Lu

Shanghai 200040

China

Attention:  General Counsel

Fax: [**]

With a copy to (which shall not constitute notice for purposes of this Agreement):

Covington & Burling

2701 Two ifc, Shanghai ifc

No. 8 Century Avenue

Pudong New District

Shanghai 200120

Attention: Weishi Li

Facsimile: [**]

Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier or (c) on receipt if sent by mail.

Section 16.07Agency.  Neither Party is, nor will be deemed to be a partner, employee, agent or representative of the other Party for any purpose.  Each Party is an independent contractor of the other Party.  Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

Section 16.08No Waiver.  Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the future enforcement of any of its rights under this Agreement.  Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

Section 16.09Cumulative Remedies.  Except as may be expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or in equity.

Section 16.10No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, (a) to the extent provided in Section 13.01 (Indemnification by Tetraphase), the Licensee Indemnitees, (b) to the extent provided in Section 13.02 (Indemnification by Licensee), the Tetraphase Indemnitees and (c) to the extent provided in Section 13.05 (Indemnification of Harvard), and also with respect to Section 13.04 (Insurance), the Harvard Indemnitees.

Section 16.11Use of Harvard Name.  Licensee shall not, and shall ensure that its Affiliates and sublicensees shall not, use the name or insignia of Harvard or the name of any of Harvard’s officers, faculty, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including any press release or any document employed to obtain funds, without the prior written approval of Harvard.  The restriction set forth in this Section 16.11 (Use of Harvard Name) shall not apply to any information required by Law to be disclosed to any Governmental Authority, including any information required to be disclosed pursuant to rules and regulations promulgated by the United States Securities and Exchange Commission or the rules and regulations of any stock exchange or NASDAQ.

Section 16.12Performance by Affiliates, Sublicensees or Subcontractors.  To the extent that this Agreement imposes any obligation on any Affiliate, permitted sublicensee or permitted subcontractor of Licensee, Licensee shall cause such Affiliate, permitted sublicensee or permitted subcontractor (as applicable) to perform such obligation.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided that such Party so notifies the other Party in writing and provided, further, that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

Section 16.13Counterparts.  This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

Tetraphase Pharmaceuticals, INC.

By:	/s/ Guy Macdonald
Name:	Guy Macdonald
Title:	President and Chief Executive Officer

EVEREST MEDICINES LIMITED

By:	/s/ Sean Wuxiong Cao
Name:	Sean Wuxiong Cao
Title:	President

Exhibit A

List of Tetraphase Patent Rights Existing as of the Effective Date

Jurisdiction	Patent Application No.	Patent No.	Grant Date

[**]

Exhibit B

Development Plan Framework

[see attached]

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. A total of 7 pages were omitted. [**]

Exhibit C

Development Plan

Exhibit D

Personnel Rates

Employee	Hourly Rate
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

On January 1, 2019 and on January 1 of each subsequent calendar year, the foregoing rates shall be increased for the calendar year then commencing by the percentage increase, if any, in the Consumer Price Index (CPI) as of December 31 of the then most recently completed calendar year with respect to the level of the CPI on December 31, 2017.  As used in this Exhibit D, CPI means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

Exhibit E

List of In-License Agreements Existing as of the Effective Date

1.	The Harvard Agreement

Schedule 1.45

Eravacycline

Schedule 1.77

TP-6076

Schedule 2.04

Specified Tetraphase Know-How

[**]